Exhibit 4.2

Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit because it is both not material and of the type that the registrant treats as private and confidential.

EXECUTION VERSION

SPONSOR SUPPORT, SHARE RETENTION AND SUBORDINATION AGREEMENT

January 17, 2025

among

IONEER LTD (ACN 098 564 606),

IONEER RHYOLITE RIDGE HOLDINGS LLC,

IONEER RHYOLITE RIDGE MIDCO LLC,

IONEER RHYOLITE RIDGE LLC,

UNITED STATES DEPARTMENT OF ENERGY,

and

CITIBANK, N.A.,

as Collateral Agent

RHYOLITE RIDGE

ESMERALDA COUNTY, NEVADA, USA

Loan No. [***]

TABLE OF CONTENTS

i

Section 10.17	Counterparts; Electronic Signatures	60
Section 10.18	No Partnership; Etc	61
Section 10.19	Independence of Covenants	61
Section 10.20	Marshaling	61
Section 10.21	Release Date	61
Section 10.22	Rights and Immunities of Secured Parties	61

EXHIBITS AND SCHEDULES

Exhibit A	Form of Compliance Certificate

Exhibit B	Form of Letter of Credit

Exhibit C	Sponsor Accession Agreement

Schedule A	Notices

Schedule B	Capitalization Table

Schedule C	Location of Books and Records

SPONSOR SUPPORT AGREEMENT, dated January 17, 2025 (this “Agreement”), by and among IONEER LTD (ACN 098 564 606), a company organized in Australia (“ioneer”), IONEER RHYOLITE RIDGE HOLDINGS LLC (the “ioneer HoldCo”), IONEER RHYOLITE RIDGE MIDCO LLC, a limited liability company organized under the laws of Delaware (the “Direct Parent”), IONEER RHYOLITE RIDGE LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, acting through its Agency and Trust business as collateral agent for the Secured Parties (the “Collateral Agent”) and the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America (“DOE”).

RECITALS

A.	DOE has been authorized to arrange for FFB to make loans to manufacturers of advanced technology vehicles and components pursuant to the ATVM Program, as set forth in Section 136.

B.
Borrower has undertaken the development, design, engineering, procurement, construction, startup and commissioning, testing, repair, management, maintenance and operation of: (a) a lithium and boron mine; and (b) a facility for processing of lithium and boric acid in Esmeralda County, Nevada.

C.
As of the date of this Agreement, ioneer indirectly owns one hundred percent (100%) of the Equity Interests of the ioneer HoldCo, and the ioneer HoldCo directly owns one hundred percent (100%) of the Direct Parent, and the Direct Parent directly owns one hundred percent (100%) of the Equity Interests of the Borrower. [***].

D.
To finance the construction of the Project, on or about the date hereof, the Borrower and DOE entered into the Loan Arrangement and Reimbursement Agreement (the “Loan Agreement”) pursuant to which DOE agreed to arrange for FFB to purchase a Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of the Loan Agreement and other Financing Documents.

E.
In consideration for DOE entering into the Loan Agreement: (a) such Sponsor Entity has agreed to comply with the obligations and covenants set forth herein; and (b) such Sponsor has agreed to: (i) make each Equity Contribution as and when required pursuant to the terms hereof; and (ii) unconditionally and irrevocably guarantee certain obligations of the Borrower Entities related to completion of the Project.

F.
The undertaking of this Agreement by the Sponsor Entities will provide substantial benefit, directly or indirectly, to the Sponsor Entities and the other Borrower Entities, and it is necessary or convenient to the conduct, promotion, or attainment of the business of the Sponsor Entities.

G.
It is a condition precedent to the execution of the Loan Agreement and making of each Advance from time to time that the Sponsor Entities and the Borrower shall have executed and delivered this Agreement and that it otherwise remains in full force and effect.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A (Definitions) to the Loan Agreement. The rules of construction set forth in Section 1.02 (Other Rules of Construction) of the Loan Agreement shall apply mutatis mutandis to this Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Sponsor” has the meaning given to such term in Section 4.05(a) (Sponsor Accession).

“Additional Equity Contributions” means, with respect to any Sponsor, any Cash Contributions funded by, or on behalf of, such Sponsor to the Borrower, other than: (a) any Base Equity Contribution; (b) any Funded Completion Support Amount; or (c) any Guaranteed Obligations.

“Additional Sponsor” means the Sibanye Sponsor or an Acceptable Sponsor who becomes a “Sponsor” and a “Sponsor Entity” hereunder in accordance with Section 4.05(b) (Sponsor Accession).

“Additional Sponsor’s Operating Agreement” means: (a) with respect to the Sibanye Sponsor, the operating agreement of the Sibanye Sponsor, dated October 19, 2021; or (b) with respect to any Acceptable Sponsor, the applicable operating so designated pursuant to the Sponsor Accession Agreement.

“Agreement” has the meaning given to such term in the preamble.

“Amended Shareholders Agreement” means, to the extent applicable, each of: (a) the amended and restated limited liability company agreement of an Intermediate Company reflecting the shareholding in such Intermediate Company on and following the Sponsor Accession Date; (b) the amended and restated limited liability company agreement of the Borrower reflecting the shareholding in the Borrower on and following the Sponsor Accession Date; and (c) the amended and restated limited liability company agreement of the Direct Parent reflecting the shareholding in the Direct Parent on and following the Sponsor Accession Date.

“Base Equity Commitment” means, with respect to any Sponsor, the applicable Dollar amount set out in the Sponsor Accession Agreement, which shall reflect the Revised Shareholding Percentage of such Sponsor of the aggregate amount of [***].

“Base Equity Contributions” has the meaning given to such term in Section 2.01(a) (Base Equity Contributions).

“Borrower” has the meaning given to such term in the preamble.

“Cash Contribution” means a contribution of cash of immediately available funds in Dollars to the Borrower by: (a) a subscription of Equity Interests; (b) any Permitted Subordinated Loan; or (c) a combination of the foregoing, in each case, into a designated Project Account in accordance with the Accounts Agreement.

“Compliance Certificate” has the meaning given to such term in Section 7.02(c) (Compliance Certificates).

“Construction Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Debt Service Guarantee” has the meaning given to such term in Section 3.01(b) (Sponsor Guarantee).

“Debtor Relief Law” means any bankruptcy laws and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States, any state or other subdivision thereof or other applicable jurisdictions in effect from time to time.

“Direct Parent” has the meaning given to such term in the preamble.

“Direct Parent Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Ioneer Rhyolite Ridge MidCo LLC, dated October 19, 2021.

“DOE” has the meaning given to such term in the preamble.

“Equity” means funds consisting of subscriptions and contributions to the Equity Interests of the Borrower.

“Equity Contribution” means: (a) any Base Equity Contribution; and (b) any Cash Contribution related to the Funded Completion Support, as the context may require.

“Equity Contribution Account” has the meaning given to such term in the Accounts Agreement.

“Equity Funding Commitment” means: (a) the Base Equity Commitment; and (b) any Funded Completion Support Amount, as applicable.

“Equity Support L/C” means any Acceptable Letter of Credit delivered by such Sponsor in respect to its obligation to fund the Funded Completion Support.

“Expropriation Event” means any event or circumstance in which any Governmental Authority condemns, nationalizes, seizes or otherwise expropriates: (a) all or any material part of the Project or other assets of the Borrower; or (b) all or any part of the Equity Interest of any Borrower Entity owned directly or indirectly by any Sponsor Entity or any of their respective Affiliates.

“Fund Party” means, with respect to an investment fund, such fund’s general partner, managing member, investment manager and/or fund administrator, as applicable.

“Funded Completion Support” means, with respect to any Sponsor, the obligation of such Sponsor to fund the relevant Funded Completion Support Amount in accordance with Section 2.02 (Funded Completion Support).

“Funded Completion Support Amount” means the Initial Funded Completion Support Amount and the Minimum Funded Completion Support Amount.

“Guaranteed Debt Obligations” means the full and prompt payment and performance when due of all Secured Obligations (whether at stated maturity, by required prepayment, declaration, demand, upon acceleration or otherwise), now or hereafter existing, including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Guaranteed Obligations” means, collectively: (a) the Guaranteed Project Completion Obligations; and (b) the Guaranteed Debt Obligations.

“Guaranteed Project Completion Obligations” means:

(a)          the full and prompt payment and performance when due of all Project Costs and/or Operating Costs prior to the Project Completion Date;

(b)          the timely, full, complete and punctual observance, performance and satisfaction of any and all obligations, duties, covenants and agreements of the Borrower under any Project Document, including all obligations, duties, covenants and agreements of Borrower that pertain specifically to achieving Project Completion by the Project Completion Longstop Date; and

(c)          the prompt payment when due, of all sums owed by the Borrower pursuant to any Project Document.

“Indemnity Claims” has the meaning given to such term in Section 10.07(a) (Indemnification).

“Initial Funded Completion Support Amount” means, as of the Execution Date, [***] as such amount may be updated prior to the First Advance Date to reflect the First Advance Date Base Case Financial Model.

“Intermediate Company” means each of: (a) the ioneer HoldCo; and (b) any other Subsidiary of a Sponsor which is a direct shareholder in, and Controls, the Direct Parent.

“Intermediate Company Operating Agreement” means (a) the Amended and Restated Limited Liability Company Agreement of Ioneer Rhyolite Ridge Holdings LLC, dated October 19, 2021; and (b) if applicable, the relevant operating agreement of any other Intermediate Company.

“ioneer” has the meaning given to such term in the preamble.

“ioneer Operating Agreement” means the constitution of ioneer, dated December, 2007.

“Liquidity Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Liquidity Reserve Amount” means [***].

“Loan Agreement” has the meaning given to such term in the Recitals.

“Maintenance Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Minimum Funded Completion Support Amount” means [***].

“Minimum Liquidity Requirement” has the meaning given to such term in Section 7.01 (Financial Covenants).

“O&M Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Permitted Equity Transfer” means any Transfer of Equity Interests in the Borrower from a Transferor to a proposed Transferee that: (1) has been consented to by DOE in its discretion; or (2) has satisfied each of the following conditions:

(a)          the Transferee is not a Prohibited Person;

(b)          the Transfer does not and is not reasonably be expected to:

(i)          result in a Default or Event of Default (including for the avoidance of doubt, any Change of Control);

(ii)          violate any Applicable Law related to the ownership or Transfer of such Equity Interest or ownership, operation or maintenance of the Project; or

(iii)          adversely affect the Borrower’s regulatory status;

(c)        the Transferee is, and the proposed Transfer is consummated, in compliance with all Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions;

(d)          (i)          none of the Transferor, the Transferee or the relevant Borrower Entity is required to obtain any Required Approvals or other consents or approvals of third parties for such Transfer (other than those that have been validly issued and obtained and are in full force and effect and are not the subject of an appeal or judicial or other review by any Governmental Authority); and

(ii)         each of the Transferor, the Transferee and the relevant Borrower Entity is in compliance in all respects with each Required Approval or other consents or approvals of third parties for such Transfer;

(e)          the Transfer does not give rise to any waiver or consent right under any Major Project Document, nor any termination, amendment or modification (including any modification of any rate or pricing terms) thereof (except any such waiver, consent, termination, amendment or modification that has been obtained and if DOE consent was required under the Loan Agreement, such consent has been obtained in accordance with the Loan Agreement);

(f)          the Sponsor Obligations of each Sponsor remains in full force and effect; and

(g)          with respect to any Transfer resulting in a Transferee (other than a Qualified Transferee) holding, directly or indirectly, on an aggregate basis together with all Controlled Affiliates, ten percent (10%) or more of direct or indirect Equity Interests in the Borrower:

(i)          the relevant Transferor has provided written notice of the proposed Transfer to DOE not less than thirty (30) days prior to the proposed date of Transfer;

(ii)          the relevant Transferor shall have received written notification from CFIUS stating that: (A) CFIUS lacks jurisdiction over such proposed Transfer; (B) CFIUS has concluded all action pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and has determined that there are no unresolved national security concerns with respect to the proposed Transfer; or (C) following an investigation, CFIUS has sent a report to the President requesting the President’s decision and either: (1) the President has announced a decision not to take any action to suspend or prohibit the proposed Transfer; or (2) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS;

(iii)         not less than ten (10) days prior to the proposed date of Transfer, the Transferee has provided all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Secured Party to its sole satisfaction pursuant to its policies, including policies relating to, inter alia, national security, foreign assistance, foreign policy, and the prevention and deterrence of corruption, fraud, collusion, coercion, money laundering activities, and terrorist financing; and

(iv)       such Transferee has agreed to execute and deliver to DOE an accession agreement in form and substance of Exhibit C (Sponsor Accession Agreement).

“Permitted Subordinated Loan” has the meaning given to such term in the Loan Agreement.

“Processing” has the meaning given to such term in the Loan Agreement.

“Project” has the meaning given to such term in the Recitals.

“Project Completion Guarantee” has the meaning given to such term in Section 3.01(a) (Sponsor Guarantee).

“Qualified Investment Fund” means an investment fund in relation to which:

(a)         such fund and each of its Fund Parties have provided all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Secured Party pursuant to its policies; and

(b)          the relevant Fund Parties have certified in writing, to the satisfaction of DOE, that:

(i)          due diligence on the fund’s limited partners, members, or shareholders has been performed in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(ii)          the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(iii)          the Fund Parties being reviewed is not a Prohibited Person; and

(iv)          no ultimate beneficial owner in such Fund Party, together with its Controlled Affiliates, owns in the aggregate ten percent (10%) or more of the direct or indirect Equity Interests in the Borrower.

“Qualified Public Company Shareholder” means each Person that holds, directly or indirectly, shares in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.

“Qualified Transferee” means any Transferee that holds, directly or indirectly, any Equity Interests or ownership interest, as a Qualified Public Company Shareholder or through a Qualified Investment Fund.

“Release Certificate” means a reduction certificate substantially in the form of Exhibit E to the form of Acceptable Letter of Credit attached as hereto as Exhibit B (Form of Letter of Credit).

“Revenue Account” has the meaning given to such term in the Accounts Agreement.

“Revised Shareholding Percentage” has the meaning given to such term in the Sponsor Accession Agreement (once entered into); provided, that, such Revised Shareholding Percentage may be revised in accordance with the terms of the Amended Shareholders Agreement; provided, further, that, notwithstanding the foregoing, without the prior consent of DOE, the Revised Shareholding Percentage may not be revised such that ioneer or the Acceptable Sponsor individually owns, directly or indirectly, less than forty-five percent (45%) of the voting and economic securities of the Borrower.

“Sibanye Sponsor” means Sibanye Stillwater Limited, a corporation organized in South Africa.

“Sponsor” means:

(a)          prior to the Sponsor Accession Date, ioneer; and

(b)          following the Sponsor Accession Date, each of: (i) ioneer; and (ii) the Additional Sponsor.

“Sponsor Accession Agreement” means the accession agreement attached hereto as Exhibit C (Sponsor Accession Agreement).

“Sponsor Accession Date” has the meaning given to such term in Section 4.05(b) (Sponsor Accession).

“Sponsor Entity” means:

(a)          prior to the Sponsor Accession Date, each of: (i) ioneer; (ii) any Intermediate Company; and (iii) the Direct Parent; and

(b)        following the Sponsor Accession Date, each of: (i) ioneer; (ii) any Intermediate Company; (iii) the Direct Parent; (iv) the Additional Sponsor; and (v) any Affiliate of the Additional Sponsor to the extent set forth in the Sponsor Accession Agreement.

“Sponsor Entity Security” has the meaning given to such term in Section 9.16(a) (Assignment and Grant of Security Interest by the Sponsor Entities).

“Sponsor Entity Security Proceeds” means all monies due and to become due to the Collateral Agent for the benefit of the Secured Parties from any Sponsor Entity Security, which shall include:

(a)          all accounts, contract rights, all rights and benefits whatsoever accruing to it under any Sponsor Entity Security;

(b)          all payments made or payable to any Sponsor Entity in connection with any requisition, confiscation, condemnation, seizure, taking or forfeiture of all or any part of the Sponsor Entity Security by any Governmental Authority;

(c)          any and all other amounts from time to time paid or payable under or in connection with any of the Sponsor Entity Security; and

(d)          all “proceeds” (as defined in the UCC) of the Sponsor Entity Security.

“Sponsor Guarantee” has the meaning given to such term in Section 3.01(b) (Sponsor Guarantee).

“Sponsor IT System” has the meaning given to such term in Section 6.11(c) (Information Technology; Cyber Security).

“Sponsor Obligations” means, with respect to each Sponsor, all obligations of such Sponsor under this Agreement, including with respect to any required Equity Funding Commitment or Guaranteed Obligation.

“Sponsor Operating Agreements” has the meaning given to such term in Section 6.27 (Operating Agreement).

“Subordinated Debt” means, any indebtedness and obligations of the Borrower to any Sponsor Entity, whether in respect of any Permitted Subordinated Loans or otherwise.

“Trade Secret” has the meaning given to such term in the Loan Agreement.

“Transfer” means, with respect to any Equity Interests, any direct or indirect issuance, sale, assignment, exchange, conveyance or other transfer thereof, whether by agreement, operation of law or otherwise (and the verb “Transfer” and the nouns “Transferor” and “Transferee” shall be construed accordingly).

ARTICLE II

EQUITY FUNDING

Section 2.01        Base Equity Contributions.

(a)        On or prior to the First Advance Date, each Sponsor shall make or cause to be made Cash Contributions in an amount equal to its respective Base Equity Commitment (the “Base Equity Contributions”) in accordance with Section 2.03 (Method of Contribution).

(b)        Without limiting or modifying any other provision of this Agreement or any other Financing Document, each Sponsor shall have the right, but shall not be obligated, to make or cause to be made Additional Equity Contributions to the Borrower in its discretion.

Section 2.02        Funded Completion Support.

(a)          Each Sponsor shall:

(i)          on or prior to the First Advance Date: (A) make or cause to be made Cash Contributions for deposit into the Construction Reserve Accounts in accordance with the Accounts Agreement; (B) provide or cause to be provided an Equity Support L/C in accordance with the terms herein; or (C) fund or cause to be funded through any combination of the foregoing, in each case, in an amount equal to the Initial Funded Completion Support Amount in accordance with Section 2.03 (Method of Contribution); and

(ii)          at all times from the date falling after the First Advance Date until the Project Completion Date ensure that the aggregate of any funds then-standing to the credit of the Construction Reserve Accounts and any Equity Support L/C, in each case as described in clause (i) above, is equal to the Minimum Funded Completion Support Amount.

(b)         If, at any time following the First Advance Date, the aggregate amount of funds then-standing to the credit of the applicable Project Accounts, together with the amount of any Advances then available to be drawn, is insufficient to pay: (x) any Project Costs (including any Cost Overruns and any Ramp Up Costs); or (y) any Operating Costs or Capital Expenditures that have been incurred or are expected to be incurred on or after the Commercial Operation Date through the Project Completion Date, in each case, then due and owing by the Borrower, DOE shall be entitled to instruct the Collateral Agent to:

(i)          first, draw, on demand, any Equity Support L/C provided as support for the Funded Completion Support, which amounts shall be deposited into the Construction Reserve Accounts and applied in accordance with the Accounts Agreement; and

(ii)          second, to the extent that amounts under such Equity Support L/C shall be insufficient or no such Equity Support L/C shall have been provided, transfer funds from the Construction Reserve Accounts in accordance with the Accounts Agreement, in each case, to pay the Project Costs or Operating Costs or Capital Expenditures, in each case, as described in this clause (b), as applicable, then due and owing.

(c)        On the Project Completion Date: (i) the Borrower shall, in accordance with the Accounts Agreement, deposit any funds then-standing to the credit of the Construction Reserve Accounts in accordance with the Accounts Agreement; (ii) any Equity Support L/Cs provided with respect to the Funded Completion Support, shall be released (and in the case of any such Equity Support L/C, DOE shall deliver a duly executed Release Certificate to the issuer of such Equity Support L/C (with a copy to the applicable Sponsor)); and (iii) the Construction Reserve Accounts shall be closed, in each case, in accordance with the Accounts Agreement.

(d)       If, on the Project Completion Date the amounts standing to the credit of each of the O&M Reserve Account, the Maintenance Reserve Account and the Liquidity Reserve Account are less than the applicable minimum balance required pursuant to the Accounts Agreement, each Sponsor shall provide or cause to be made Additional Equity Contributions to the Borrower, so that, in respect of each of the O&M Reserve Account, the Maintenance Reserve Account and the Liquidity Reserve Account, the aggregate of: (i) any amounts standing to the credit of such account; and (ii) any Additional Equity Contributions made by the Sponsors pursuant to this clause (d), is equal to the minimum balance required for such Project Account pursuant to the Accounts Agreement.

Section 2.03      Method of Contribution. Each Sponsor shall, to the extent permitted by Applicable Law, be entitled to fund or cause to be funded any required Equity Contribution through the funding of Cash Contributions; provided, that the following conditions shall be satisfied prior to any funding of Equity Contributions with a Permitted Subordinated Loan:

(a)          such Permitted Subordinated Loan is subordinated in full to the rights of the Secured Parties pursuant to Article IX (Subordination) hereto;

(b)        the rights and interests of the Borrower under such Permitted Subordinated Loan shall be pledged in favor of the Collateral Agent pursuant to the Security Agreement; and

(c)          the rights and interests of the applicable Sponsor Entity under such Permitted Subordinated Loan shall be pledged in favor of the Collateral Agent pursuant to Article IX (Subordination) hereto.

Section 2.04          No Limitation. No provision of funds by the Sponsors or caused to be provided by the Sponsors pursuant to Sections 2.01 (Base Equity Contributions), 2.02 (Funded Completion Support), and 2.03 (Method of Contribution) as applicable, shall limit or in any way reduce their obligations to provide funds under any other provisions of this Agreement or any other Financing Document, in each case, in accordance with the terms and conditions thereof.

ARTICLE III

SPONSOR GUARANTEES

Section 3.01        Sponsor Guarantee. Each Sponsor, on a joint and several basis, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, to the Secured Parties:

(a)          the Guaranteed Project Completion Obligations (such guarantee, the “Project Completion Guarantee”); and

(b)       the Guaranteed Debt Obligations (such guarantee, the “Debt Service Guarantee” and together with the Project Completion Guarantee, the “Sponsor Guarantee”).

Section 3.02       Nature of Guaranty. The obligations of each Sponsor under the Sponsor Guarantee shall constitute a guarantee of payment and performance when due and not of collection. Each Sponsor specifically agrees that it shall not be necessary or required that the Secured Parties exercise any right, assert any claim, or enforce any remedy whatsoever against any Borrower Entity, either before or as a condition to the obligations of the Sponsors hereunder; provided, that each Sponsor shall have the benefit of, and the right to, assert any defenses against the claims of the Secured Parties which are available to the applicable Borrower Entity, if any, and which would have also been available to such Sponsor if such Sponsor had been in the same contractual position as such Borrower Entity, other than: (a) defenses arising from the insolvency, reorganization or bankruptcy of such Sponsor or any Borrower Entity; (b) defenses expressly waived herein; (c) defenses arising by reason of: (i) a Borrower Entity’s direct or indirect ownership interests, as applicable, in such Sponsor; or (ii) Applicable Law that prevents the payment by any Borrower Entity of obligations that constitute Guaranteed Obligations; and (d) defenses previously asserted by any Borrower Entity against such claims to the extent such defenses have been finally resolved in favor of any Secured Party by a court order, arbitral tribunal or settlement that is, in each case, no longer subject to appeal.

Section 3.03        Unconditional Obligations.

(a)          The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty by the Sponsors. All dealings between any Borrower Entity and the Secured Parties shall be conclusively presumed to have been had or consummated in reliance upon this Article III (Sponsor Guarantees).

(b)        (i) The obligations of each Sponsor under this Article III (Sponsor Guarantees) are independent of any other obligations of any Sponsor or any other Borrower Entity under the Financing Documents, and an action may be brought and prosecuted against any Sponsor to enforce the Guaranteed Obligations hereunder, irrespective of whether any action is brought against any other Borrower Entity or whether any other Borrower Entity is joined in any such action or actions; and (ii) the applicable Sponsor shall be responsible for paying all costs and expenses (including attorney’s fees and expenses) incurred by the Secured Parties in any such enforcement of such Sponsor’s Sponsor Guarantee.

(c)          Subject to Section 3.01(a) (Sponsor Guarantee), the liability of each Sponsor hereunder shall be irrevocable, absolute and unconditional irrespective of, and each Sponsor hereby irrevocably waives, any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Sponsor agrees to waive defenses or counterclaims of any nature or description that it may now or hereafter have in any way relating to the Guaranteed Obligations, including without limitation, defenses or counterclaims in any way relating to any or all of the following:

(i)          any lack of validity or enforceability of the Guaranteed Obligations, any Financing Document or any agreement or instrument relating thereto;

(ii)          any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, any Financing Document, or any of the Guaranteed Obligations, without notice or demand;

(iii)          any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;

(iv)          any change or corporate restructuring of such Sponsor, any other Borrower Entity or any of their respective Subsidiaries;

(v)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any amendment, release, discharge, substitution, or waiver of any Financing Document or any of the Guaranteed Obligations;

(vi)          the acceptance of any other guaranties or security for any of the Guaranteed Obligations;

(vii)          the payment by any other Person of a portion, but not all, of the Guaranteed Obligations;

(viii)        any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or financial or other condition of any Borrower Entity or any Sponsor now known or hereafter known by such Person;

(ix)          any disability or other defense of any Borrower Entity or any Sponsor, any other co-obligor, guarantor, insurer, or any other Person; and

(x)          any action or failure to act in any manner referred to herein which may deprive such Sponsor of its rights to subrogation against any other Borrower Entity to recover full indemnity for any payments or performances made pursuant hereto or of its right to contribution against any other Person.

(d)          Each Sponsor further irrevocably waives, and agrees not to assert in any suit, action or other legal proceeding relating hereto, to the fullest extent permitted by Applicable Law: (i) all defenses, counterclaims and allegations based on or arising out of any contradiction or incompatibility among the Guaranteed Obligations and any other obligation of such Sponsor or any other Borrower Entity; (ii) unless and until the Guaranteed Obligations have been performed, paid, satisfied, or discharged in full in accordance with the terms hereof, any right to enforce any remedy which any Secured Party now has or may in the future have against the Borrower or any other Borrower Entity, any other co-obligor, guarantor or insurer or any other Person; (iii) any benefit of, or any right to participate in, any other guarantee or insurance whatsoever now or in the future held by any Secured Party; and (iv) the benefit of any statute of limitations affecting such Sponsor’s liability hereunder. Each Sponsor further agrees that any payment of any Guaranteed Obligation or other act which shall toll any statute of limitations applicable to the Guaranteed Obligations shall also operate to toll such statute of limitations applicable to such Sponsor’s liability hereunder.

(e)          Each Sponsor agrees that the Secured Parties’ books and records showing the account between the Secured Parties and the other Borrower Entities shall be admissible in any action or proceeding and shall be binding upon the Sponsors for the purposes of establishing the information set forth therein and constitute conclusive proof thereof.

(f)        The obligations of each Sponsor shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy, or reorganization of any Borrower Entity or otherwise, all as though such payment had not been made, and, in such event, each Sponsor will promptly pay to the Secured Parties or such other Person an amount equal to any such payment that has been rescinded or returned. The provisions of this clause (f) will survive any release or termination of each Sponsor’s obligations under this Article III (Sponsor Guarantees). If and to the extent that any Sponsor makes any payment to the Secured Parties or to any other Person pursuant to or in respect of this Article III (Sponsor Guarantees), any claim which such Sponsor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full, in cash, of the Guaranteed Obligations.

(g)        The obligations of each Sponsor hereunder shall not be affected by any of the following: (i) the illegality, invalidity or unenforceability of the Guaranteed Obligations; (ii) any fraudulent, illegal or improper act by the Borrower or any Borrower Entity; (iii) any other defense of the Borrower or any other Person obligated to the Secured Parties as a consequence of transactions with the Borrower; or (iv) the invalidation, by operation of law or otherwise, of all or any part of the Guaranteed Obligations, including, without limitation, to any interest accruable on the Guaranteed Obligations during the pendency of any bankruptcy or receivership of the Borrower.

Section 3.04        Subrogation. Notwithstanding anything herein to the contrary, and in addition to any other rights of the Secured Parties to which any Sponsor or any of its designees may be subrogated, to the extent a Sponsor shall make or cause to be made any payment pursuant hereto, such Sponsor shall be subrogated to all rights the Secured Parties may have under the Financing Documents in respect thereof; provided, that the Sponsors shall be entitled to enforce such right of subrogation only after all of the Guaranteed Obligations shall have been fully and finally satisfied. Any amount paid on account of the subrogation rights herein that is contrary to the provisions hereof shall forthwith be paid to the Collateral Agent to be credited and applied to the payment of matured Guaranteed Obligations in accordance with the terms of the Financing Documents.

Section 3.05       Waiver; Demand of Payment. Each Sponsor hereby unconditionally waives: (a) promptness, presentment, demand of payment, protest for nonpayment or dishonor, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations by the Secured Parties; (b) any requirement that the Secured Parties or any other Person protect, secure, perfect or insure any security interest or lien on any property subject thereto; and (c) any requirement that the Secured Parties bring or prosecute a separate action, or proceed or make another demand, or enforce or exhaust any right or remedy or mitigate any damages or take any action against the Borrower or any other Person or entity or any collateral.

Section 3.06       Waiver of Defenses. Subject to and without limiting the foregoing, the covenants and agreements of each Sponsor set forth herein shall be primary obligations of each Sponsor, and such obligations shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense, other than:

(a)          full and strict compliance by each Sponsor with its obligations hereunder; and

(b)          satisfaction in full of the Guaranteed Obligations,

based upon any claim any Sponsor, any other Borrower Entity or any other Person may have against any other Borrower Entity, any Secured Party or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not any Sponsor or any Secured Party shall have any knowledge or notice thereof), including, without limitation:

(i)          any failure, forbearance, omission or delay on the part of any Borrower Entity or any Secured Party to conform to or comply with any term of the Financing Documents or any other instrument or agreement, or except as required pursuant to this Agreement, any failure to give notice to such Sponsor of the occurrence of a Default or Event of Default by the Borrower under the Loan Agreement or any other Financing Document;

(ii)        any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, rehabilitation, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to any Borrower Entity or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(iii)        any limitation on the liability or obligations of any Borrower Entity under the Loan Agreement, any other Financing Document or any other instrument or agreement or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of this Agreement, any other Financing Document or any other instrument or agreement;

(iv)          any merger, consolidation or amalgamation of any Borrower Entity into or with any other Person, or any sale, lease or transfer of any of the assets of any Borrower Entity to any other Person;

(v)        any change in the ownership (including, without limitation, ownership of any Equity Interests) of any Borrower Entity or any change in the relationship between or among any Borrower Entity, or any termination of any such relationship;

(vi)          to the extent permitted by Applicable Law, any release or discharge, by operation of law or otherwise, of any Borrower Entity from the performance or observance of any obligation, covenant or agreement contained in this Agreement, the Loan Agreement, any other Financing Document or any other instrument or agreement; or

(vii)          any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, or release or discharge of the liabilities of any Sponsor or which might otherwise limit recourse against any Sponsor.

Section 3.07        Taxes; Applicable Law.

(a)         Any and all payments by each Sponsor under the Sponsor Guarantee shall be made free and clear of, and without withholding or deducting for, any and all Taxes and all liabilities with respect thereto, except to the extent required by Applicable Law. If any Sponsor shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable hereunder:

(i)          the sum payable shall be increased as may be necessary so that after making all such required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.07 (Taxes; Applicable Law)), the recipient receives an amount equal to the sum it would have received had no such withholdings or deductions been made;

(ii)          such Sponsor shall make such withholdings or deductions; and

(iii)          such Sponsor shall pay the full amount withheld or deducted to the relevant taxation authority or other authority on a timely basis and in accordance with all Applicable Law.

(b)         If the obligations of any Sponsor under this Article III (Sponsor Guarantees) would otherwise be subject to avoidance or subordination under Debtor Relief Laws or any comparable provisions of any Applicable Law on account of the amount of its liability under this Section 3.07 (Taxes; Applicable Law) (including amounts owed under this Agreement and the other Financing Documents) then, notwithstanding any other provision to the contrary, the amount of such liability of such Sponsor shall, without any further action by any Sponsor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount for which such Sponsor can be liable without rendering this guarantee subject to avoidance or subordination under the Debtor Relief Laws or any comparable provisions of any Applicable Law.

Section 3.08        Release. Each Sponsor Guarantee is continuous and shall terminate as follows:

(a)          the Project Completion Guarantee shall terminate as of the Project Completion Date; and

(b)          the Debt Service Guarantee shall terminate:

(i)          if the Additional Sponsor is: (A) the Sibanye Sponsor, as of the Project Completion Date; or (B) an Acceptable Sponsor, as of the date set out in the Sponsor Accession Agreement; and

(ii)          with respect to ioneer, as of the second (2nd) anniversary of the Project Completion Date.

Section 3.09          No Set-off. No set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (other than payment or performance by the Sponsors of the Guaranteed Obligations hereunder) which any Sponsor or any Borrower Entity may have or assert against any Secured Party shall be available hereunder to, or shall be asserted by, any Sponsor against any Secured Party in any action arising out of the transactions contemplated hereby, or out of any of the documents or instruments referred to herein.

ARTICLE IV

RETENTION OF EQUITY INTERESTS

Section 4.01        Prohibition on Transfers of Equity Interests.

(a)          No Sponsor Entity shall make, suffer or permit to occur any Transfer of any of its Equity Interests in the Borrower to any Person unless such Transfer is a Permitted Equity Transfer or otherwise permitted by the Financing Documents.

(b)          Each Sponsor Entity shall notify DOE promptly upon receipt of any request to register or record any Transfer of Equity Interests in the Borrower, the Direct Parent, or any other transaction in respect of such Equity Interests, together with the details of such request, to the extent that such Transfer or other transaction would be inconsistent with the provisions of this Article IV (Retention of Equity Interests).

Section 4.02        Effect of Prohibited Transfers.

(a)          Any:

(i)          Transfer of the Equity Interests in the Borrower attempted in violation of this Agreement; or

(ii)          change in ownership and/or control of the Equity Interests in the Borrower, other than as permitted by Section 4.01(a) (Prohibition on Transfers of Equity Interests) that would, if consummated, constitute a Change of Control shall, in either case, be void ab initio. Each Sponsor Entity agrees that any such proposed Transfer and/or change in ownership and/or control of the Equity Interests in the Borrower that would, if consummated, breach the provisions of this Article IV (Retention of Equity Interests) and/or constitute a Change of Control shall, in either case, cause irreparable injury to the interests of the Secured Parties for which monetary damages (or other remedies at law) are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such party’s noncompliance and the uniqueness of the Borrower’s business and the relationship among the parties hereto. Accordingly, the parties hereto agree that DOE may enforce, including without limitation, the provisions of this Article IV (Retention of Equity Interests) by specific performance or injunctive relief.

(b)          Each Sponsor Entity hereby irrevocably waives, to the extent that it may do so under Applicable Law, any defense based on the adequacy of a remedy at law or in equity that may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of the obligation of any Sponsor Entity to retain its Equity Interests in the Borrower or the Direct Parent, as applicable, under this Agreement by DOE, any other Secured Party, the Direct Parent, or the Borrower, as applicable, or for any of their benefit by a receiver, custodian or trustee appointed for the Borrower or the Direct Parent, as applicable, or in respect of all or a substantial part of the assets of Borrower or the Direct Parent, as applicable, under the bankruptcy, insolvency or similar laws of any jurisdiction to which the Borrower or the Direct Parent, as applicable, or its respective assets are subject.

Section 4.03        Issuance of Equity Interests. Notwithstanding anything to the contrary in this Agreement, each Sponsor may, from time to time, directly or indirectly, issue Equity Interests in the Borrower to the Direct Parent in accordance with, and as permitted by, the Borrower’s Organizational Documents and the Financing Documents in connection with any Equity Contribution made by the Sponsors in accordance with Section 2.03 (Method of Contribution).

Section 4.04        Notification of Transfer Restrictions. The restrictions imposed under this Article IV (Retention of Equity Interests) shall be recorded in the stock ledger of the Direct Parent and the Borrower, as applicable, and noted on the Equity Interest certificates issued by the Borrower to the Direct Parent and by the Direct Parent to the Sponsors:

(a)          the Borrower shall cause the registration in the stock ledger of the Borrower of the Equity Interests in the Direct Parent’s name;

(b)        the Direct Parent shall cause the registration in the stock ledger of the Direct Parent of the Equity Interests in the Sponsors’ names or the name of each Affiliate of such Sponsor that owns any Equity Interests in it, as applicable; and

(c)          if applicable, each Equity Interest certificate issued by the Direct Parent or the Borrower, as applicable, or any certificate issued in exchange or replacement therefor, is to bear a legend reasonably determined by DOE to evidence the transfer restrictions imposed under this Article IV (Retention of Equity Interests) and such other terms and conditions of this Agreement that DOE deems advisable.

Section 4.05        Sponsor Accession.

(a)          By no later than the First Advance Date, the Borrower shall procure the accession to this Agreement of:

(i)          the Sibanye Sponsor; or

(ii)          a Person acceptable to DOE (“Acceptable Sponsor”).

(b)          Any Additional Sponsor shall be designated as a “Sponsor” and a “Sponsor Entity” hereunder upon DOE’s confirmation of the satisfaction (in form and substance, and in a manner, satisfactory to DOE) of each of the following conditions (the date of such confirmation, the “Sponsor Accession Date”):

(i)          receipt by DOE of a copy of the Sponsor Accession Agreement executed by each of DOE, the Additional Sponsor and ioneer;

(ii)          receipt by DOE of true and correct copies of the Amended Shareholders Agreement;

(iii)          satisfaction by the Additional Sponsor of applicable “know your customer” or similar requirements as required pursuant to Section 5.03(b)(ii) (KYC Requirements) of the Loan Agreement;

(iv)          receipt by DOE of:

(A)          the Organizational Documents for the Additional Sponsor pursuant to Section 5.03(e) (Organizational Documents) of the Loan Agreement;

(B)          the legal opinions with respect to the Additional Sponsor and the Sponsor Accession Agreement required pursuant to Section 5.03(x) (Legal Opinions) of the Loan Agreement;

(C)          audited annual Financial Statements and unaudited quarterly Financial Statements for the Additional Sponsor pursuant to Section 5.03(y) (Financial Statements) of the Loan Agreement;

(D)           all Required Approvals for the Additional Sponsor pursuant to Section 5.03(z) (Required Approvals) of the Loan Agreement; and

(E)          process agent appointment letter for the Additional Sponsor pursuant to Section 5.03(dd) (Appointment of Process Agent) of the Loan Agreement;

(v)          receipt by DOE of evidence that a Construction Reserve Account in the name of the Additional Sponsor has been established, funded by the Additional Sponsor and subject to security, in accordance with the provisions of the Accounts Agreement; and

(vi)        receipt by DOE of any additional documentation with respect to the Additional Sponsor and its accession pursuant to the Sponsor Accession Agreement as DOE may reasonably require.

Section 4.06        Intermediate Companies.

The Sponsor hereby agrees that, in the event that any Subsidiary of a Sponsor (other than the ioneer HoldCo) becomes a direct shareholder in, and Controls, the Direct Parent, it shall procure such entity shall simultaneously accede to this Agreement in its capacity as Intermediate Company.

ARTICLE V

RESTRICTED PAYMENTS

(a)          Each Sponsor Entity shall cause the Borrower not to make any Restricted Payment, except as permitted under the Financing Documents.

(b)        If any Sponsor Entity receives a Restricted Payment from the Borrower to which it is not entitled because such Restricted Payment was not made in accordance with clause (a) above, then such Sponsor Entity shall hold such Restricted Payment (or an amount equal thereto) in trust, segregated from all other property of such Sponsor Entity for the benefit of the Secured Parties and deliver the same to the Collateral Agent (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent acting at the instruction of DOE. Upon any receipt thereof, DOE shall, or shall cause the Collateral Agent to, deposit the proceeds of any such Restricted Payment into the Revenue Account to be applied in accordance with the Accounts Agreement.

(c)          If any Sponsor Entity obtains knowledge that any of its Affiliates has received a Restricted Payment from the Borrower to which such Person is not entitled pursuant to the terms hereof or the other Financing Documents, then such Sponsor Entity shall cause such Affiliate to hold such Restricted Payment (or an amount equal thereto) in trust, segregated from all other property of such Sponsor Entity for the benefit of the Secured Parties and deliver the same to the Collateral Agent (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent acting at the instruction of DOE. Upon any receipt thereof, DOE shall, or shall cause the Collateral Agent to, deposit the proceeds of any such Restricted Payment into the Revenue Account to be applied in accordance with the Accounts Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce DOE to enter into the Loan Agreement and to arrange for FFB to purchase the Note and offer extensions of credit thereunder, each Sponsor Entity hereby makes all of the following representations and warranties contained in this Article VI (Representations and Warranties) hereto solely with respect to itself and its Affiliates to and in favor of the Secured Parties as of: (a) the Execution Date (solely with respect to ioneer); (b) the Sponsor Accession Date (solely with respect to the Additional Sponsor); (c) each Advance Date (both immediately before and immediately after giving effect to such Advance, if any, being made on such date); (d) the Physical Completion Date; and (e) the Project Completion Date, except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:

Section 6.01        Organization and Existence.

(a)          ioneer is duly organized, validly existing and in good standing under the laws of Australia with the sole legal name of “ioneer Ltd” as set forth in the public records filed in Australia.

(b)          If the Additional Sponsor is: (i) the Sibanye Sponsor, such Sibanye Sponsor is duly organized, validly existing and in good standing under the laws of South Africa with the sole legal name of “Sibanye Stillwater Limited” as set forth in the public records filed in South Africa; and (ii) an Acceptable Sponsor, such representation as set out in Section 4(g) of the Sponsor Accession Agreement.

(c)        ioneer HoldCo is duly organized, validly existing and in good standing under the laws of Delaware with the sole legal name of “Ioneer Rhyolite Ridge Holdings LLC” as set forth in the public records filed in Delaware.

(d)        The Direct Parent is duly organized, validly existing and in good standing under the laws of Delaware with the sole legal name of “Ioneer Rhyolite Ridge MidCo LLC” as set forth in the public records filed in Delaware.

(e)          Such Sponsor Entity is duly qualified to do business in, and in good standing in each jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(f)        (i) ioneer HoldCo directly owns one hundred percent (100%) of the Direct Parent; (ii) the Direct Parent directly owns one hundred percent (100%) of the Equity Interests of the Borrower; and (iii) (x) prior to the Sponsor Accession Date, ioneer indirectly owns one hundred percent (100%) of the Equity Interests of the ioneer HoldCo; and (y) on and after the Sponsor Accession Date, ioneer and the Additional Sponsor each indirectly own the Revised Shareholding Percentages of the Equity Interests of the ioneer HoldCo.

(g)          Such Sponsor Entity has all requisite power and authority to:

(i)          own or hold under lease and operate the property it purports to own or hold under lease;

(ii)          carry on its business as now being conducted and as proposed to be conducted in respect of the Project;

(iii)          incur Indebtedness and create Liens on all and any of its properties; and

(iv)          execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

Section 6.02        Authorization; No Conflict. Such Sponsor Entity has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of: (a) its execution and delivery thereof; (b) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof; and (c) the issuance of the Note, the borrowings under the Funding Agreements, the use of the proceeds thereof and Reimbursement Obligations thereunder, in each case, do or will: (i) contravene its Organizational Documents or any Applicable Laws; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment; (iii) contravene or result in any breach, constitute any default under, or result in or require the creation of any Lien upon any of its properties, in each case, under any material agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 6.03        Capitalization.

(a)         All of the Equity Interests of: (i) such Sponsor Entity has been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the owners listed under the capitalization table in Schedule B (Capitalization Table), except as of each Advance Date occurring after the date hereof, as a result of any Permitted Equity Transfer; and (ii) each of any Intermediate Company and the Direct Parent have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by ioneer and, following the Sponsor Accession Date, ioneer and the Additional Sponsor, in each case, free and clear of all Liens other than the Liens created under the Financing Documents.

(b)          No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Direct Parent or any agreements or arrangements for the issuance by each of any Intermediate Company and the Direct Parent of additional Equity Interests are outstanding.

(c)          Each of any Intermediate Company and the Direct Parent do not have outstanding: (i) any securities convertible into or exchangeable for its Equity Interests; or (ii) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.

Section 6.04        Solvency.

(a)          The value of the assets (at fair value and present fair saleable value or at book value) of such Sponsor Entity are, on the date of determination, greater than the amount of liabilities at book value (including contingent and unliquidated liabilities) of such Sponsor Entity, as of such date. As of the date of determination, such Sponsor Entity is able to pay all of its respective liabilities as such liabilities mature and does not have an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)          No Sponsor Entity is the subject of any pending or, to its Knowledge, threatened Insolvency Proceedings.

(c)         No corporate action, legal proceedings or other procedure or step is being considered or prepared by any Sponsor Entity that could trigger the occurrence of any event or circumstance described in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution) of the Loan Agreement.

Section 6.05       Transaction Documents. Each Transaction Document to which such Sponsor Entity is a party to is (or will be when executed) a legal, valid and binding obligation of such Sponsor Entity, enforceable against such Sponsor Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.06        Required Approvals. Such Sponsor Entity:

(a)        has all the Governmental Approvals to operate its business, perform its obligations and exercise its rights under the Transaction Documents, and otherwise necessary to ensure the validity and enforceability of the Transaction Documents to which it is a party; and

(b)          is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, itself.

Section 6.07        [***]

Section 6.08        Corporate Matters. Schedule C (Location of Books and Records) accurately lists:

(a)          the location of such Sponsor Entity’s books and records; and

(b)          the location of such Sponsor Entity’s chief executive offices and chief operating offices.

Section 6.09        Tax.

(a)          Such Sponsor Entity has filed, subject to applicable extensions, all tax returns required by Applicable Laws to be filed by it and has paid: (i) all income Taxes that have become due pursuant to such tax returns; and (ii) all other material Taxes and assessments payable by it that have become due regardless of whether or not such Taxes were shown as due on a tax return (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions).

(b)          Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States Person and to certify that such Secured Party is exempt from U.S. federal backup withholding tax (or, in the case of any Secured Party that is not a United States Person, a properly completed applicable Form W-8 or other certificate, form or documentation establishing an exemption from U.S. federal withholding Taxes), no withholding Taxes are payable by any Sponsor Entity to any Governmental Authority in connection with any amounts payable by such Sponsor Entity to any Secured Party under or in respect of the Financing Documents.

(c)          Such Sponsor Entity acknowledges and agrees, and shall cause each other Borrower Entity to acknowledge and agree, that the Loan extended pursuant to the Loan Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, in each case: (i) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code; (ii) does not constitute a determination regarding, and is unrelated to whether the Borrower, any other Borrower Entity or the Project has complied or will comply with, federal tax law; and (iii) will not be used to demonstrate or prove that the Borrower, any other Borrower Entity or the Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.

Section 6.10        Financial Statements.

(a)       Each of the Historical Financial Statements and each Financial Statement of such Sponsor Entity delivered to DOE pursuant to Section 7.02 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of such Sponsor Entity, as applicable, as of the respective dates of the Financial Statements for the respective periods covered therein.

(b)         Such Financial Statements reflect all liabilities or obligations of the relevant Sponsor Entity of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard.

Section 6.11        Intellectual Property.

(a)          Intellectual Property – General.

(i)          Such Sponsor Entity directly or indirectly exclusively owns, or has a valid and enforceable license or right to use with sufficient scope: (A) all Project IP; and (B) all other technology necessary to: (I) develop, design, engineer, procure, equip, construct, startup, commission, operate, use and maintain the Project; (II) achieve Project Completion; and (III) exercise its rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(ii)          No Sponsor Entity is in material breach of or default under any Project IP Agreement. To such Sponsor Entity’s Knowledge, there are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or any Sponsor Entity’s or the Borrower’s rights or licenses to Project IP thereunder.

(iii)         All Project IP owned by any Sponsor Entity is subsisting and, to such Sponsor Entity’s Knowledge, valid and enforceable. Such Sponsor Entity’s right, title and interest in and to all Project IP owned or licensed by such Sponsor Entity is free and clear of all Liens, except for Permitted Liens.

(iv)          The Project IP constitutes all of the Intellectual Property (other than Commercially Available Software) that, at the relevant time, is necessary: (A) for the Project and to achieve Project Completion; and (B) to exercise such Sponsor Entity’s rights and perform its obligations under the Major Project Documents, as applicable. The foregoing is not intended to be a representation or warranty regarding the absence of infringement, misappropriation or other violation of Intellectual Property, which is addressed in clause (b) below.

(v)          No Governmental Authority, university or other educational or research institution funding, facilities or personnel were used in the development of any Project IP in a manner that has adversely affected, or would reasonably be expected to adversely affect: (A) any Sponsor Entity’s rights in any Project IP; or (B) DOE’s rights in or to any Project IP granted pursuant to this Agreement.

(b)          Infringement; No Adverse Proceedings.

(i)          To such Sponsor Entity’s Knowledge, no Sponsor Entity, its business, nor the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person.

(ii)          There is no Adverse Proceeding pending to which any Sponsor Entity or any other Borrower Entity is a party or to any Sponsor Entity’s Knowledge, threatened (including any demand to take a license to Intellectual Property) and no other written objection: (A) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (I) by any Sponsor Entity; or (II) with respect to the development, design, engineering, procurement, equipping, construction, starting up, commissioning, ownership, use or maintenance of the Project; or (B) challenging the validity, enforceability, ownership or use of any Project IP owned by any Sponsor Entity. To the Sponsor Entity’s knowledge, there are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding or objection.

(iii)          To such Sponsor Entity’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Project IP owned any Sponsor Entity or any other Borrower Entity. There is no Adverse Proceeding pending to which such Sponsor Entity is a party or, to such Sponsor Entity’s Knowledge, threatened, alleging any such infringement, misappropriation or other violation.

(c)          Information Technology; Cyber Security.

(i)          The computer, information technology (and data communications systems), equipment and devices that such Sponsor Entity uses in connection with the Project, or sublicenses or otherwise makes available to any Borrower Entity in connection with the Project (“Sponsor IT System”) operates and performs in all material respects as necessary: (A) for the development, design, engineering, procurement, equipping, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (B) to achieve Project Completion; and (C) to exercise such Sponsor Entity’s rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(ii)          Such Sponsor Entity has implemented and maintains, and has caused each other Borrower Entity and Major Project Participant (as applicable) to implement and maintain in connection with the Project, commercially reasonable Trade Secret protection practices and privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures, in each case, consistent with industry standards (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect:

(A)          Sensitive Information from any unauthorized, accidental, or unlawful Process or loss;

(B)          each Sponsor IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and

(C)          the integrity, security and availability of the Sensitive Information and Sponsor IT Systems.

(iii)          In the past five (5) years, no Sponsor Entity, nor to such Sponsor Entity’s Knowledge, any Person that Processes Sensitive Information on behalf of such Sponsor Entity, has suffered any data breach, security breach, ransomware, denial of access attack, denial of service attack, hacking or similar incident that has resulted in: (A) any unauthorized or unlawful Processing, or loss, theft or other misuse, of any Sensitive Information; or (B) any corruption, or unauthorized or unlawful access to or acquisition, use, control or disruption, of any of the IT Systems owned or controlled by such Sponsor Entity. In the past five (5) years, no Sponsor Entity has received any written claims related to any of the foregoing, or any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Sensitive Information Processed by or on behalf of such Sponsor Entity. To such Sponsor Entity’s Knowledge, there are no facts or circumstances that would be reasonably expected to require such Sponsor Entity to provide notice to any Person (including any Governmental Authority) of any of the foregoing.

(iv)          Such Sponsor Entity is in material compliance with all applicable Data Protection Laws and, to the extent relating to the Processing of Sensitive Information, privacy, data protection or security, all applicable: (A) rules, guidelines, principles or industry standards to which such Sponsor Entity is required to adhere; (B) Contractual Obligations; and (C) notices and policies binding on such Sponsor Entity.

Section 6.12       No Amendments to Transaction Documents. None of the Transaction Documents to which any Sponsor Entity is a party has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or the other Financing Documents or as disclosed to DOE and consented to in writing by DOE.

Section 6.13        Compliance with Applicable Law; Program Requirements. Such Sponsor Entity is in compliance with and has conducted and is conducting its business: (a) in compliance with all Program Requirements with respect to the Project and in material compliance with Applicable Law; (b) in compliance with Required Approvals; and (c) in compliance with its Organizational Documents.

Section 6.14        Investment Company Act. No Sponsor Entity is an “investment company” as defined in or subject to regulation under the Investment Company Act of 1940.

Section 6.15        Anti-Corruption Laws.

(a)         Such Sponsor Entity and its directors, officers, employees and, to such Sponsor Entity’s Knowledge, agents are, and for the last five (5) years have been, in compliance with all Anti-Corruption Laws.

(b)        There are no Adverse Proceedings pending or, to such Sponsor Entity’s Knowledge, threatened against or affecting any Sponsor Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Anti-Corruption Laws.

(c)          No Sponsor Entity nor any Sponsor Entity’s directors, officers, employees nor, to any Sponsor Entity’s Knowledge, agents, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official, any candidate for foreign political office, family member or close associate of any of the foregoing, or any other Person:

(i)          in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;

(ii)          to secure an unlawful or improper advantage; or

(iii)        with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Borrower Entity or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Law.

Section 6.16        Sanctions; Anti-Money Laundering.

(a)          None of the Sponsor Entities or any of its Affiliates is a Prohibited Person, and such Sponsor Entity and their respective directors, officers, employees and, to such Sponsor Entity’s Knowledge, agents, are and for the last five (5) years have been in compliance with all Sanctions.

(b)          No Sponsor Entity or any of its respective members, directors, officers, employees or, to such Sponsor Entity’s Knowledge, agents, is a Prohibited Person.

(c)          None of the Collateral is owned, traded or used, directly or, to such Sponsor Entity’s Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d)          Such Sponsor Entity, and its respective directors, officers, employees and, to such Sponsor Entity’s Knowledge, agents, are and for the last five (5) years have been in compliance with all applicable Anti-Money Laundering Laws.

(e)        There are no Adverse Proceedings pending or, to such Sponsor Entity’s Knowledge, threatened, against or affecting any Sponsor Entity or its respective directors, officers, employees or, to such Sponsor Entity’s Knowledge, agents, regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.

(f)        Each Sponsor has implemented, maintained, and at all times complied with policies and procedures reasonably designed to ensure compliance with all applicable International Compliance Directives and Anti-Money Laundering Laws.

Section 6.17        Prohibited Person. No Sponsor Entity is a Prohibited Person.

Section 6.18        ERISA.

(a)          Such Sponsor Entity and each of its ERISA Affiliates have operated the Employee Benefit Plans in material compliance with their terms and in all material respects with all applicable provisions and requirements of the Code, ERISA and all other Applicable Laws and have performed all their respective material obligations under such plan.

(b)          Each Employee Benefit Plan has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and nothing has occurred since the date of such determination that would materially adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c)          There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(d)        There are no Adverse Proceedings pending against or threatened involving an Employee Benefit Plan (other than routine claims for benefits) or, to any Sponsor Entity’s Knowledge, any Sponsor Entity or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect.

(e)          No ERISA Event has occurred or, to any Sponsor Entity’s Knowledge, is reasonably expected to occur, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(f)         Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any ERISA Affiliate.

(g)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(h)          (i) The assets of such Sponsor Entity do not and will not constitute: (A) “plan assets” within the meaning of Section 3(42) of ERISA and U.S. Department of Labor Regulations set forth in 29 C.F.R. 2510.3-101; or (B) the assets of any governmental, church, non-U.S. or other plan (“Similar Law Plan”); and (ii) transactions by or with any Sponsor Entity are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to any Similar Law Plan.

(i)          Neither any Sponsor Entity nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(j)          Neither any Sponsor Entity nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

Section 6.19      Lobbying Restriction. Such Sponsor Entity is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.20       Federal Funding. No application has been delivered by any Sponsor Entity, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project other than the Loan.

Section 6.21         No Federal Debt Delinquency. No Sponsor Entity has:

(a)          any judgment Lien against any of its Property for a debt owed to the United States or any other creditor; and

(b)          any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Tax liabilities contested in accordance with the Permitted Contest Conditions), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.22      Sufficient Funds. The remaining Loan Commitment Amount, the remaining Equity Funding Commitment (as contributed in accordance with the Equity Investment Plan), and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, with any amounts on deposit in the Equity Contribution Account and the Construction Reserve Accounts or supported by an Acceptable Letter of Credit for an amount sufficient to pay all remaining Project Costs (including any reasonably expected Cost Overruns) in accordance with the then-applicable Construction Budget and Integrated Project Schedule and to achieve Physical Completion by the Physical Completion Longstop Date and Project Completion by the Project Completion Longstop Date.

Section 6.23       No Immunity. No Sponsor Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.24       No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents to which any Sponsor Entity is a party nor the performance of any actions required hereunder or thereunder is being undertaken by any Sponsor Entity with or as a result of any actual intent by any Sponsor Entity to hinder, delay or defraud any entity to which any Sponsor Entity is now or will hereafter become indebted.

Section 6.25        Disclosure.

(a)          The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of any Sponsor Entity or any other Borrower Entity to DOE or any Secured Party Advisor from time to time, are, taken as a whole, true and correct in all material respects and, taken as a whole, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made; provided, that with respect to any projected financial information, forecasts, estimates or forward-looking information, including that contained in the Construction Budget, and the Integrated Project Schedule, the Borrower represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time; provided, further, that no representation or warranty is made by the Borrower or any Borrower Entity as to any information or material provided to the Borrower or Borrower Entity by Secured Party Advisors (except to the extent such information or material originated with the Borrower).

(b)          To such Sponsor Entity’s knowledge, there are no facts, documents or agreements that have not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise reasonably be expected to materially and adversely alter or affect the Project; provided, that with respect to any projected financial information, forecasts, estimates or forward-looking information, including that contained in the Construction Budget, and the Integrated Project Schedule, the Borrower represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time; provided, further, that no representation or warranty is made by the Borrower or any Borrower Entity as to any information or material provided to the Borrower or Borrower Entity by Secured Party Advisors (except to the extent such information or material originated with the Borrower).

Section 6.26        Fees and Enforcement. Other than amounts that have been paid in full or with respect to which arrangements satisfactory to DOE have been made, no fees or Taxes including documentary, stamp, transaction, registration, or similar Taxes are required to have been paid to ensure the legality, validity, enforceability, priority or admissibility into evidence in applicable jurisdictions of any Transaction Document.

Section 6.27      Operating Agreement. Each of the ioneer Operating Agreement, the Additional Sponsors’ operating agreement, each Intermediate Company Operating Agreement, the Direct Parent Operating Agreement and, following the Sponsor Accession Date, the Additional Sponsor’s Operating Agreement (together, the “Sponsor Operating Agreements”) are in full force and effect in accordance with its terms. Except as otherwise disclosed in writing to the Collateral Agent and DOE, each of the Sponsor Operating Agreements contain the entire agreement between the parties thereto with respect to the subject matter thereof. The shareholders of such Sponsor have not knowingly waived or released any of their rights under or otherwise consented to a departure from the terms and provisions of the Sponsor Operating Agreements that could adversely affect the rights of the Collateral Agent or DOE under any Financing Document.

Section 6.28         PUHCA. No Sponsor Entity is subject to regulation under the Public Utility Holding Company Act as a “public utility”.

Section 6.29       Certain Events. No Default; Event of Default; Event of Force Majeure that impedes or otherwise impacts the project; or Event of Loss has occurred and is continuing.

Section 6.30        No Material Adverse Effect. No event has occurred and is continuing that has or could reasonably be expected to have or result in a Material Adverse Effect.

ARTICLE VII

COVENANTS

Each Sponsor Entity, as applicable, covenants and agrees for the benefit of the Secured Parties, solely with respect to itself and its Affiliates, that, unless otherwise agreed in writing with DOE, and until the Release Date:

Section 7.01        Financial Covenants.

To maintain at all times an aggregate amount of unrestricted (other than subject to a Lien in favor of the Collateral Agent) cash equal to at least:

(a)          with respect to ioneer,[***];

(b)          with respect the Sibanye Sponsor, [***]; and

(c)          with respect any Acceptable Sponsor, such amount as set out in Section 4(h) of the Sponsor Accession Agreement,

the “Minimum Liquidity Requirement”.

Section 7.02       Financial Statements. At its own expense, such Sponsor Entity shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB by email transmission, with a reproduction of the signatures where required, the following items; provided, that if any of the following is delivered under the Loan Agreement, such delivery shall satisfy the requirements of this Section 7.02 (Financial Statements):

(a)          Annual Financial Statements. As soon as available, but in any event within ninety (90) days following such Sponsor Entity’s Fiscal Year end, or, if such Sponsor Entity is a public company, upon the earlier of the date on which such Sponsor Entity reports its Financial Statements or the date on which such Borrower Entity is required to report such Financial Statements pursuant to Applicable Law:

(i)          audited Financial Statements of such Sponsor Entity for such Fiscal Year, on a consolidated basis;

(ii)          each Compliance Certificate as required by clause (c) below; and

(iii)          a report on such Financial Statements of the Borrower Entity’s Accountant, which report shall:

(A)          be unqualified as to going concern and scope of audit;

(B)          subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the consolidated financial condition of the Sponsor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements); and

(C)          state that the examination by the Borrower Entity’s Accountant in connection with such Financial Statements has been made in accordance with generally accepted auditing standards.

(b)         Quarterly Financial Statements. With respect to such Sponsor Entity, as soon as available, but in any event within forty-five (45) days following the end of each Fiscal Quarter of each Fiscal Year of such Sponsor Entity, or, if such Sponsor Entity is a public company, upon the earlier of the date on which such Sponsor Entity reports its Financial Statements or the date on which such Borrower Entity is required to report such Financial Statements pursuant to Applicable Law:

(i)            unaudited Financial Statements of such Sponsor Entity for such Fiscal Quarter;

(ii)          true and correct copies of bank statements of such Sponsor Entity and with respect to ioneer, such other evidence as may be required by DOE to demonstrate such Sponsor Entity’s compliance with the Minimum Liquidity Requirement pursuant to Section 7.01 (Financial Covenants); and

(iii)          each Compliance Certificate required by clause (c) below.

(c)          Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of this Section 7.02 (Annual Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer of such Sponsor Entity substantially in the form of the document attached as Exhibit A (Form of Compliance Certificate), which certificate shall:

(i)          set forth computations in reasonable detail satisfactory to DOE demonstrating whether or not such Sponsor is in compliance with Section 7.01 (Financial Covenants);

(ii)          certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action the Sponsor has taken or proposes to take with respect thereto; and

(iii)          in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 7.02(a) (Annual Financial Statements):

(A)          certify that such Financial Statements fairly present, in all material respects, the financial condition of such Sponsor Entity as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

(B)          either confirm that there has been no material change in the information set forth in the schedules attached hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 7.02 (Financial Statements) or, if such confirmation cannot be made, identify such changes; and

(C)          contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.

Section 7.03        Notices. Promptly, but in any event within five (5) Business Days, after any Sponsor Entity obtains Knowledge thereof or information pertaining thereto, such Sponsor Entity, shall furnish or cause to be furnished to DOE, at such Sponsor Entity’s expense, as applicable, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, written notice of the following items:

(a)          any change to the board of directors of any Sponsor Entity;

(b)        any management letter or other material communications received by any Sponsor Entity from its Borrower Entity’s Accountant in relation to its financial, accounting and other systems, management or accounts or the Project;

(c)          any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; provided, that if such notice is delivered under the Loan Agreement, such delivery shall satisfy the requirements in this clause (c), including to the extent caused by:

(i)           breach or non-performance of, or any default under, a Contractual Obligation of any Borrower Entity;

(ii)          [***];

(iii)          [***]; or

(iv)          any actual or proposed termination, rescission, discharge (in each case, other than by performance), amendment, supplement, modification, waiver or breach of any Project Document or any Required Approval or other Governmental Approval, in each case, to the extent that such Sponsor Entity has provided such information to the Borrower to report such event in accordance with Section 8.03 (Notices) of the Loan Agreement, such delivery shall satisfy the requirements in this clause (c);

(d)          any Adverse Proceeding pending or threatened against or affecting any Borrower Entity, any of their respective property or any other third party that: (x) could reasonably be expected to impact the Project; provided, that if any of the following is delivered under the Loan Agreement, such delivery shall satisfy the requirements in clause (c); and (y) :

(i)          that could reasonably be expected to have a Material Adverse Effect;

(ii)          that seeks damages in excess of [***];

(iii)        that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(iv)          that arises in respect of any Indebtedness that, in each case, has an aggregate principal amount of at least, with respect to: (A) ioneer, [***]; (B) the Sibanye Sponsor, [***]; or (C) any Acceptable Sponsor, such amount as set out in Section 4(i) of the Sponsor Accession Agreement;

(v)          where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity or its Affiliates; or

(vi)          if related to the Project, where any Governmental Authority alleges any criminal misconduct by any of them, and any material developments with respect to any of the foregoing;

(e)         any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances; and

(f)          any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of such Sponsor Entity indicating the steps such Sponsor Entity or their relevant Affiliate has taken or proposes to take to remedy the same; provided, that if any such notice is delivered under the Loan Agreement, such delivery shall satisfy the requirements in this clause (f).

Section 7.04       Other Information. At their own expense, such Sponsor Entity shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email transmission, with a reproduction of the signatures where required, the following items:

(a)        Information Pertaining to Banks Providing Reserve Letters of Credit. As soon as available, but, in any event, no later than one (1) Business Day after any Sponsor Entity obtains Knowledge of any adverse change in the credit rating of any bank issuing any Equity Support L/C delivered pursuant to this Agreement.

(b)          Other Information. Promptly upon request, such other information or documents as DOE reasonably requests.

Section 7.05       Existence; Conduct of Business. Such Sponsor Entity shall maintain and preserve: (a) its legal existence; and (b) all of its licenses, rights, privileges and franchises material to the conduct of its business and the Project.

Section 7.06         Intellectual Property.

(a)        Acquisition and Maintenance of Project IP. Such Sponsor Entity shall, and shall cause the Borrower to, acquire and at all times maintain ownership of, or obtain and maintain rights (including under the Project IP Agreements) with sufficient scope to use, all Intellectual Property that is used in or necessary to: (i) develop, design, engineer, procure, equip, construct, startup, commission, own, operate and maintain the Project; (ii) achieve Project Completion; and (iii) exercise its rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(b)         Protection of Project IP. Such Sponsor Entity shall take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP, including maintaining and pursuing any application for or registration or issuance of Project IP owned by it, which it, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all confidential information and Trade Secrets included in the Project IP, or with respect to which it, has any Contractual Obligation of confidentiality; and (iii) preserve its rights and licenses under, and comply in all material respects with the terms and conditions of, the Project IP Agreements. If: (A) any Project IP owned by, or licensed under any Project IP Agreement to, the Borrower becomes, as applicable: (I) abandoned, lapsed, dedicated to the public or placed in the public domain; (II) invalid or unenforceable; or (III) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after such Sponsor Entity obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03(g) (Notices) of the Loan Agreement.

(c)         Continued Security Interest in Project IP. Such Sponsor Entity shall, promptly upon the reasonable request of DOE, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE’s security interest in any part of the Project IP included in the Collateral (including the filing of the IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such Collateral is now owned or hereafter acquired (whether by application, registration, purchase or otherwise); provided, that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to use trademark applications under applicable federal law.

(d)         Protection Against Infringement. In the event that any Sponsor Entity has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by it or any Borrower Entity is infringed, misappropriated or otherwise violated by any Person, such Sponsor Entity shall: (i) take actions or inactions that are, in the its reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP; and (ii) after such Sponsor Entity obtains Knowledge of such infringement, misappropriation or other violation, notify DOE in accordance with Section 8.03(g) (Notices) of the Loan Agreement.

(e)         Notice of Alleged Infringement. In the event that any Sponsor Entity has Knowledge of any Adverse Proceeding in which it is alleged that it, any Borrower Entity, its respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, it shall, or shall cause the relevant Borrower Entity to: (i) take actions or inactions that are, in its reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after it obtains Knowledge thereof, report, or shall cause the relevant Borrower Entity to report, such notice or communication relating thereto to DOE in accordance with Section 8.03(g) (Notices) of the Loan Agreement.

(f)       License Grant. Such Sponsor Entity hereby grants, and shall cause each applicable Borrower Entity and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant to the Secured Parties a Secured Parties’ License.

(g)         Source Code Escrow. With respect to any and all Project Source Code, such Sponsor Entity shall, at its cost and expense, and shall cause each applicable Borrower Entity to, at such Borrower Entity’s cost and expense, as applicable:

(i)          no later than three (3) months after the date hereof, enter into a Source Code escrow agreement for the benefit of the Secured Parties with an escrow agent approved by DOE containing: (A) terms and conditions (including release conditions) that are usual and customary for Source Code escrow arrangements and are satisfactory to DOE (it being understood and agreed that an unwillingness or inability to support or maintain the software is a usual and customary release condition); and (B) the grant to the Secured Parties by the Sponsor Entity, applicable Borrower Entity or other licensor of Project Source Code, as applicable (effective as of or prior to the Execution Date, or if acquired later, upon such acquisition date, but enforceable upon the occurrence of any release condition specified in the Source Code escrow agreement) of an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid-up and royalty-free right and license to Practice, compile and execute any and all Source Code and other materials placed into escrow pursuant to Section 7.06(g)(ii) (Source Code Escrow), for purposes of developing, designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining the Project and achieving Project Completion, as applicable; and

(ii)          promptly deposit in escrow: (A) a complete, reproducible copy of all Project Source Code that exists as of the date hereof or, if no Project Source Code exists on such date, as of the date on which Project Source Code is owned by or licensed to a such Sponsor Entity; and (B) all revisions, modifications and enhancements to such Project Source Code as such revisions, modifications or enhancements are used in or otherwise made available to the Project, in each case, together with all such documentation or materials as are reasonably required to exercise the rights granted in clause (h) below.

(h)        Project IP Agreement Terms. Such Sponsor Entity shall ensure that each license agreement that constitutes a Project IP Agreement grants to any Borrower Entity: (i) a direct, and transferable or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense, to Project IP which is owned by any other Borrower Entity or which is either critical to (or otherwise inextricably embedded in) the Project or not readily replaceable; provided, that with respect to Borrower Entity-owned Project IP, each license and sublicense is fully paid-up and royalty-free.

Section 7.07         Further Assurances; Creation and Perfection of Security Interests.

(a)          Such Sponsor Entity shall, at its own expense, execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b)        Such Sponsor Entity shall, at its own expense, take all actions that have been or shall be requested by DOE, the Collateral Agent or that such Sponsor Entity knows are necessary to establish, maintain, protect, perfect and continue the perfection of the First Priority (subject to Permitted Liens) security interests of the Secured Parties created by the Security Documents in all assets relating in any manner to the Project and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action.

Section 7.08         Tax, Duties, Expenses and Liabilities.

(a)         Such Sponsor Entity shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), Secured Party Expenses, or other fees payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions and Taxes imposed with respect to an assignment by a Secured Party); provided, that such Sponsor Entity shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have resulted in or could reasonably be expected to become a Lien (other than a Permitted Lien) upon the Property of such Sponsor Entity (or any part thereof).

(b)          Such Sponsor Entity shall file, subject to applicable extensions, all tax returns required by Applicable Law to be filed by it and shall pay or cause to be paid on or before the date payment is due: (i) all income Taxes required to be paid by it; and (ii) all other material Taxes and assessments required to be paid by it regardless of whether or not such Taxes are shown as due on a tax return (other than those Taxes that it contests in accordance with the Permitted Contest Conditions).

Section 7.09         Performance of Obligations. Such Sponsor Entity shall:

(a)          perform and observe all of its covenants and obligations contained in any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect);

(b)         take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect), except for:

(i)         the expiration of any Required Approval or any Project Document in accordance with its terms and not as a result of a breach or default thereunder by any Sponsor Entity, provided, that the foregoing are no longer necessary or desirable for the Project; and

(ii)          the termination or cancellation of any Project Document that such Sponsor Entity replaces as permitted under the applicable Financing Document; and

(c)         to the extent applicable, enforce against the relevant Project Participant in accordance with its terms and each material covenant or obligation under each Major Project Document to which such Project Participant is a party, except to the extent that any such enforcement would not be in accordance with prudent commercial practices.

Section 7.10        Books, Records and Inspections.

(a)          Such Sponsor Entity shall:

(i)          keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of itself;

(ii)         maintain adequate internal controls, reporting systems, Sponsor IT Systems and cost control systems that are designed to ensure that it satisfies its obligations under the Financing Documents; and:

(A)          for overseeing the financial operations of itself and each Borrower Entity, including its cash management, accounting and financial reporting;

(B)          for overseeing its relationship with DOE and the Borrower Entity’s Accountant;

(C)          for promptly identifying any Cost Overruns;

(D)       for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements; and

(E)           for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(iii)          record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under its exclusive ownership and direct control (including all means of access thereto and therefrom).

(b)          Such Sponsor Entity shall:

(i)           consult and cooperate with Secured Parties and the Secured Party Advisors regarding the Project upon DOE’s request;

(ii)        upon reasonable notice and at reasonable times during normal business hours, and in all cases subject to compliance with all applicable Project Site safety requirements and policies, provide to officers and designated representatives of Secured Parties, any agent of any of the foregoing, the Comptroller General and the Secured Party Advisors: (A) access to any pertinent books, documents, papers and records of itself and each Borrower Entity for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of itself and each Borrower Entity with the representatives of itself and each Borrower Entity; and (B) such access rights as required by the Program Requirements, including access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the Comptroller General to discuss its and each Borrower Entity’s and its subsidiaries’ affairs, finances and accounts with its and each Borrower Entity’s officers) for the purpose of monitoring the performance of the Project;

(iii)         afford proper facilities for such inspections described in clause (ii) above, and make copies (at such Sponsor Entity’s expense) of any records that are subject to such inspection; and

(iv)         subject to the Borrower’s protection of confidential information and Trade Secrets described in Section 7.02(b) (Protection of Project IP) of the Loan Agreement, make available all information related to the Project, including all patents, technology and proprietary rights owned or controlled by, or licensed to, itself and each other Borrower Entity and utilized in the development, design, engineering, procurement, construction, starting-up, commissioning, operation or maintenance of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, compliance with Environmental Law, adequacy of health and safety conditions and all other matters with respect to the Project.

(c)          Such Sponsor Entity shall:

(i)           authorize its Borrower Entity’s Accountant to communicate directly with DOE, FFB and the Comptroller General at any time regarding any Agreed-Upon Procedures Report and its accounts and operations relating thereto; provided, that at any time prior to a Default or Event of Default, a representative of the Sponsor shall be provided a reasonable opportunity to participate in such communications and shall be a copy to written (including email) communications; and

(ii)         in the event that its Borrower Entity’s Accountant should cease to be the accountants of such Sponsor Entity for any reason, promptly, but in any event no later than five (5) Business Days after the occurrence thereof, notify DOE of such change in its Borrower Entity’s Accountant and the reason therefor, and such Sponsor shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as its Borrower Entity’s Accountant.

(d)          Such Sponsor Entity shall disclose in writing to its outside auditors and audit committee and shall, promptly, and in any event no later than five (5) Business Days, provide copies thereof to DOE of:

(i)           any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii)          any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e)         Such Sponsor Entity shall retain all records relating to expenditures incurred with respect to the Project with respect to which Advances were made until the latter of: (i) the date that is five (5) years after the Advance was made with respect to such expenditure; and (ii) the Physical Completion Date.

Section 7.11          Compliance with Applicable Law. Such Sponsor Entity shall:

(a)        comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities, in each case, as it relates to the Project in compliance with all Environmental Laws, all Required Approvals and all other Applicable Laws including any reporting, monitoring, minimization, and mitigation requirements set forth in the Biological Opinion and Memorandum of Agreement and in a manner that would not result in a material harm to the environment, health or safety in violation of any Environmental Law;

(b)         comply with all applicable requirements of all Anti-Money Laundering Laws, and maintain policies and procedures to comply with Anti-Money Laundering Laws and proper operating and credit policies and procedures to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith; and

(c)          procure all Required Approvals at or prior to such time as they are required or necessary, and maintain and comply with all Required Approvals.

Section 7.12         Compliance with Program Requirements. Such Sponsor Entity shall comply with all applicable Program Requirements in connection with the Project.

Section 7.13      Know Your Customer Information. Such Sponsor Entity shall provide DOE any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws, including in connection with entry into any Additional Project Documents.

Section 7.14        Compliance with Debarment Regulations. Such Sponsor Entity shall, and the Sponsor shall cause each Borrower Entity to, provide prompt written notice (including a brief description) to DOE if at any time it learns that the representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances.

Section 7.15      Public Statements. Such Sponsor Entity shall coordinate with DOE with respect to all public statements regarding the Project; provided, that this covenant shall not apply to advertisements or social media posts for recruitment or general promotional purposes and shall not restrict announcements by the Borrower regarding electric vehicles or the component parts thereof that:

(a)          do not involve the Project or the financing thereof by DOE;

(b)          are required by Applicable Law, any court or national stock exchange rules; or

(c)          are routinely made to Governmental Authorities.

Section 7.16        Lobbying Restriction. Such Sponsor Entity shall comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by such Sponsor Entity or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 7.17         Bankruptcy Remoteness.

(a)          The Direct Parent shall ensure that it remains a bankruptcy-remote, single-purpose entity at all times and shall do all things necessary to maintain its corporate existence separate and apart from any other Borrower Entity.

(b)         Such Sponsor Entity shall ensure that each of the other Borrower Entities do all things necessary to maintain its corporate existence separate and apart from any other Person other than each other Borrower Entity.

Section 7.18         Prohibited Persons.

(a)          If any Principal Person of any Sponsor Entity becomes (whether through a transfer or otherwise) a Prohibited Person, such Sponsor Entity shall remove and replace such Principal Person with a Person reasonably acceptable to DOE within thirty (30) days from the date that such Sponsor Entity obtained Knowledge that such Principal Person became a Prohibited Person.

(b)         In the event any Sponsor Entity does not replace such Principal Person with a Person that is not a Prohibited Person within thirty (30) days from the date that such Sponsor Entity obtained Knowledge such Principal Person became a Prohibited Person, such Sponsor Entity shall not be considered to have breached clause (a) if, on a timely basis such Sponsor Entity submitted to DOE a timely written certification of its conclusion no replacement is required, in accordance with clause (a). Such Sponsor Entity shall not remove such Principal Person, and shall not be deemed to be in breach of such removal or replacement by such Sponsor Entity pursuant to clause (a) for failing to remove such Principal Person in accordance with clause (a), if removal would be prohibited by applicable Sanctions or otherwise not authorized by OFAC; in such case, such Sponsor Entity shall submit and implement a mitigation plan with respect to such Prohibited Person in form and substance satisfactory to DOE.

(c)         If any Sponsor Entity or any of its respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within thirty (30) days of such Sponsor Entity obtaining actual Knowledge that such Person has become a Prohibited Person, such Sponsor Entity shall engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

(d)          The internal management and accounting practices and controls of such Sponsor Entity shall at all times be adequate to ensure that such Sponsor Entity and each Principal Person thereof:

(i)           does not become a Prohibited Person; and

(ii)          complies with all applicable International Compliance Directives.

Section 7.19         International Compliance Directives.

(a)          Such Sponsor Entity shall comply with all International Compliance Directives.

(b)         If any Principal Person of any Sponsor Entity fails to comply with any International Compliance Directive, such Sponsor Entity shall remove such Principal Person and replace such Principal Person: (i) with a Person that, to such Sponsor Entity’s Knowledge, has not violated any International Compliance Directives; and (ii) within thirty (30) days from the date that such Sponsor Entity obtained Knowledge of such violation. Such Sponsor Entity shall provide an IC Violation Notice to DOE as soon as practicable from the date that such Sponsor Entity obtained Knowledge of such violation (except to the extent that such Sponsor Entity reasonably determines that replacement of such Principal Person would not be required to ensure continued operation of such Sponsor Entity’s business as conducted at that time). As part of such IC Violation Notice, or in a subsequent written communication provided to DOE no later than five (5) Business Days after such Sponsor Entity’s provision of the IC Violation Notice, such Sponsor Entity shall: (A) (I) identify and propose a reasonable replacement for such Principal Person; and (II) certify that the replacement proposed under clause (A)(I) has not, to the such Sponsor Entity’s Knowledge, failed to comply with any International Compliance Directive as of the time of delivery of such IC Violation Notice; or (B) certify it has concluded no replacement is required.

(c)         In the event any Sponsor Entity does not replace such Principal Person within thirty (30) days from the date that such Sponsor Entity obtained Knowledge that such Principal Person failed to comply with any International Compliance Directive, such Sponsor Entity shall not be considered to have breached clause (b) if: (i) such Sponsor Entity timely the IC Violation Notice to DOE; and (ii) such Sponsor Entity submitted to DOE a timely written certification of its conclusion no replacement is required in accordance with clause (b).

(d)         If any Sponsor Entity or any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, such Sponsor Entity shall, within thirty (30) days of obtaining actual Knowledge that such Person has so failed to comply, notify DOE and use commercially reasonable efforts to cause the replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(e)        For the purposes of this Section 7.19 (International Compliance Directives), each Sponsor Entity shall assess the compliance of each Principal Person of such Sponsor Entity with International Compliance Directives quarterly.

Section 7.20          Direct Parent’s Activities.

(a)          Such Sponsor Entity shall cause the Direct Parent not to, and the Direct Parent shall not, enter into any business, operations or activities other than:

(i)            holding all of the Equity Interests of the Borrower;

(ii)          the performance of its obligations in connection with the Financing Documents;

(iii)         activities incidental to the consummation of the transactions contemplated therein; and

(iv)          activities incidental to the maintenance and continuance of each of the foregoing.

(b)         Such Sponsor Entity shall cause the Direct Parent not to, and the Direct Parent shall not, own or acquire any assets (other than Equity Interests of the Borrower, Permitted Subordinated Loans to the Borrower, or cash) or incur any liabilities or permit to be created on its property any Liens (other than liabilities under and Liens created by the Financing Documents, subordinated loan and other liabilities expressly permitted to be incurred by it by the terms hereof and liabilities imposed by law, including tax liabilities and other liabilities incidental to its existence and business and activities permitted by this Agreement).

Section 7.21         Proper Legal Form. Such Sponsor Entity shall take all action required by

Applicable Law or, in the reasonable opinion of DOE, advisable, to ensure that each Transaction Document to which it is a party remains in full force and effect and in proper legal form for the enforcement thereof against it in the jurisdiction applicable to the performance of its obligations thereunder.

Section 7.22        Audit Reports. At its own expense, such Sponsor Entity shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email transmission, with a reproduction of the signatures where required, and as soon as available, but, in any event, within ten (10) Business Days after the receipt thereof by such Sponsor Entity, copies of all other material annual or interim reports submitted to such Sponsor Entity by such Borrower Entity’s Accountant.

Section 7.23      Adverse Proceedings; Defense of Claims. Such Sponsor Entity shall provide DOE with rights to review, with appropriate restrictions to protect against the waiver of any relevant privileges, including any attorney-client privilege, controlled by such Sponsor Entity drafts of any submissions that such Sponsor Entity has prepared for filing in any court or with any regulatory body in connection with proceedings related to the Project to which such Sponsor Entity is or is seeking to become a party; provided, that this obligation shall not apply to any such proceedings between any Sponsor Entity and any Secured Party.

ARTICLE VIII
NEGATIVE COVENANTS

Each Sponsor Entity, as applicable, covenants and agrees for the benefit of the Secured Parties that, solely with respect to itself and its Affiliates, unless otherwise agreed in writing with DOE, and until the Release Date:

Section 8.01         Restrictions on Transfer.

(a)          Each Sponsor shall:

(i)           cause the Direct Parent to fully comply with the restrictions set forth in Article IV (Retention of Equity Interests); and

(ii)          shall not permit any Change of Control to occur.

(b)          The Direct Parent shall:

(i)           cause the Borrower to fully comply with the restrictions set forth in Article IV (Retention of Equity Interests); and

(ii)          shall not permit any Change of Control to occur.

(c)          Such Sponsor Entity shall not, and shall not agree to:

(i)          enter into any transaction of merger or consolidation that would result in a Change of Control without the prior written consent of DOE; or

(ii)          transfer or release (other than as expressly permitted by the Financing Documents) the Collateral.

Section 8.02       Liens. No Sponsor Entity shall, and such Sponsor Entity shall not agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 8.03         Permitted Subordinated Loan.

(a)          No Sponsor Entity shall make any loans or other advances to the Borrower or the Direct Parent other than any Permitted Subordinated Loan.

(b)          The Direct Parent shall not make any loans or other advances to the Borrower other than any Permitted Subordinated Loan.

Section 8.04        Organizational Documents; Fiscal Year; Legal Form; Capital Structure; Manager. No Sponsor Entity shall, and such Sponsor Entity shall not permit any other Borrower Entity to, except with the prior written consent of DOE, amend or modify:

(a)          its Organizational Documents that would have any adverse effect on the rights of the Secured Parties;

(b)          its Fiscal Year;

(c)          accounting policies or reporting practices other than as required by the Designated Standard; or

(d)          its legal form or its capital structure (including to provide for the issuance of any options, warrants or other rights with respect thereto).

Section 8.05       Acquisitions. Each Sponsor Entity shall cause the Borrower and the Direct Parent not to, and the Borrower and the Direct Parent shall not (except, in each case, as permitted by the Financing Documents): (a) in the case of the Borrower, acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory or materials or spare parts or Capital Expenditures, either: (i) in the Ordinary Course of Business in accordance with the applicable Construction Budget or O&M Budget; (ii) constituting Emergency Operating Costs as required in connection with an Emergency; or (iii) in accordance with the Real Property Documents for the lease, option to purchase or purchase of Real Property owned by third parties; and (b) in the case of the Direct Parent, own or acquire by purchase or otherwise the business, property or fixed assets of any Person.

Section 8.06        Investment Company Act. No Sponsor Entity shall, and such Sponsor Entity shall cause the other Borrower Entities not to, take any action that would result in any Borrower Entity being required to register as an “investment company” under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 8.07         Classification for Tax Purposes. Such Sponsor Entity shall cause the Borrower Entities not to elect, or consent to an election, to treat the Direct Parent or the Borrower as an association taxable as a corporation for U.S. federal, state or local income tax purposes.

Section 8.08         Sanctions. No Sponsor Entity shall:

(a)          (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)); (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2; or (iii) otherwise become the target of any Sanctions; or

(b)          directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person, dealings, or:

(i)            to fund any activities or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or

(ii)          in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan); or

(c)          repay any portion of the Loan with any funds: (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person; or (ii) constituting the proceeds of a violation of any International Compliance Directive.

Section 8.09         ERISA. Such Sponsor Entity shall not, and shall cause its respective ERISA Affiliates not to:

(a)          take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(b)         allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or

(c)          fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 8.10        Intellectual Property. Such Sponsor Entity shall not (and shall cause each other Borrower Entity and, solely with respect to Project IP owned, developed or otherwise disclosed to a Major Project Participant by any Borrower Entity, each Major Project Participant to not) assign or otherwise transfer any right, title or interest in any Project IP:

(a)          to any Prohibited Person;

(b)          without providing to the Secured Parties advance written notice of such assignment or transfer; and

(c)          without requiring such assignee or transferee to:

(i)            comply with Section 7.06(g) (Source Code Escrow); or

(ii)         as applicable: (A) for all Project IP licensed by any Sponsor Entity under a Project IP Agreement, comply with the terms and conditions of such agreement granting to any Borrower Entity a license to such Project IP; and (B) for all Project IP owned by any Sponsor Entity, grant to any Borrower Entity the right to freely use and sublicense, for no additional consideration, rights in the Project IP to: (I) develop, design, engineer, procure, construct, start up, commission, operate and maintain the Project; (II) achieve Project Completion; and (III) exercise its rights and perform its obligations under the Major Project Documents, as applicable at the relevant time;

(iii)         demonstrate the technical experience and financial ability to maintain and develop the Project IP as required for the Project; and

(iv)         grant to the Secured Parties the Secured Parties’ License, which license shall also be enforceable upon any bankruptcy or insolvency action involving such assignee or transferee.

Section 8.11         North Basin.

(a)          Prior to the Project Completion Date, the Sponsors shall not (i) take a “final investment decision” (FID) with respect to the North Basin; or (ii) otherwise conduct any activities or make any investments with respect to the North Basin that would require a mine plan of operations to have been submitted to the BLM triggering the commencement of BLM’s environmental review and consultations.

(b)         In the event ioneer elects to pursue the development of the North Basin, whether through the North Basin Asset Contribution (pursuant to, and as defined in, Section 5.1(b)(ii) of the amended and restated Direct Parent Operating Agreement to be entered into in the event the Sibanye Sponsor becomes the Additional Sponsor) or otherwise, ioneer shall pursue such development and/or contribution through a new special purpose investment vehicle separate from the Borrower and without any recourse to, or liability of, the Borrower or the Project.

(c)          Each Sponsor Entity shall procure that:

(i)           none of the Processing Facility or any infrastructure related to the Project shall be used as common facilities between the Project and the North Basin;

(ii)         no utilities related to Project, including (A) Water Rights, (B) sulfuric acid, and (C) power, shall be, directly or indirectly, used, assigned or sold for the benefit of any asset related to the North Basin or otherwise not related to the Project, and that the sulfuric acid supply for the Project shall not be curtailed or limited as a consequence of the development or operation of the North Basin; and

(iii)         the Borrower shall not conduct any roadwork activities related to the North Basin or otherwise not for the benefit of the Project.

ARTICLE IX

SUBORDINATION

Section 9.01       Subordination. Notwithstanding any provision to the contrary contained in any agreement relating to Subordinated Debt, each Sponsor Entity agrees that, until the Release Date, all Subordinated Debt and any and all rights any Sponsor Entity may have to be repaid, indemnified or reimbursed by any Borrower Entity (including any rights to reimbursement pursuant to any withdrawals or transfers from any Project Account or pursuant to any Equity Support L/C), whether in consequence of the uncapitalized Equity Contributions, any Permitted Subordinated Loan, any Applicable Law or otherwise, shall be subordinated to the Secured Obligations and shall be payable solely from, and to the extent of, Restricted Payments permitted to be made by the Borrower under Section 9.04 (Restricted Payments) of the Loan Agreement.

Section 9.02         Permitted Subordinated Loans.

(a)         Each Sponsor Entity shall cause each instrument evidencing a Permitted Subordinated Loan owed to such Sponsor Entity to be endorsed with the following legend: “The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Secured Obligations (as defined in the Loan Agreement hereinafter referred to) pursuant to the Sponsor Support, Share Retention and Subordination Agreement, dated as of [insert date], among [insert relevant parties].”

(b)          Each Sponsor Entity shall further make the relevant notations in their accounting books to provide for the subordination of any Permitted Subordinated Loans.

Section 9.03         Interest and Fees.

(a)          No fees, interest or other charges shall be charged with respect to any Equity Contribution other than interest permitted pursuant to clause (b) below.

(b)          Interest on any Permitted Subordinated Loan shall not exceed the lesser of: (i) the maximum amount permitted under Applicable Law; and (ii) seventeen and a half percent (17.5%) per annum or such greater rate as may be agreed from time to time in writing by DOE.

Section 9.04        Payments. Until the Release Date, no payment of the principal of, interest on, or fees or any amounts with respect to any Subordinated Debt other than capitalization of interest payments, by adding the amount of interest due and payable to the outstanding principal amount, shall be made at any time by the Borrower unless made as provided herein and in accordance with Section 9.04 (Restricted Payments) of the Loan Agreement.

Section 9.05        Deferral. Payments of any amount in respect of any Subordinated Debt not paid by reason of this Article IX (Subordination) shall be deferred until such time as the same can be paid in accordance with the foregoing provisions of this Article IX (Subordination). Any such deferral shall not constitute a default under such Subordinated Debt.

Section 9.06        No Acceleration. Until the Release Date, no Sponsor Entity shall (and each Sponsor Entity shall procure that none of its Affiliates, as applicable, shall) accelerate the repayment of any Subordinated Debt without the prior written consent of the Collateral Agent (acting at the instruction of the Secured Parties), except to the extent the Loan has been accelerated under the Loan Agreement (without prejudice to the subordination provisions set forth in this Article IX (Subordination)).

Section 9.07        No Commencement of Any Proceeding. To the extent permitted by Applicable Law, until the Release Date, no Sponsor Entity shall (and each Sponsor Entity shall procure that none of its Affiliates, as applicable, shall) claim, demand, require, commence any action or proceeding of any kind against any other Borrower Entity (including, without limitation, bringing an action, petition or proceeding against the Borrower under any bankruptcy or similar laws of any jurisdiction, and joining in any such action, petition or proceeding) whether by the exercise of the right of set-off, counterclaim or of any similar right or otherwise howsoever, to obtain or with a view to obtaining any payment or reduction of or in respect of any Subordinated Debt or Equity Contribution; provided, that if the Collateral Agent or any other Secured Party files a claim against the Borrower for payment, such Sponsor Entity shall have the right to file a claim against the Borrower if and to the extent the filing of such claim is necessary to preserve its rights to receive payments under any Subordinated Debt, provided, further, that any such claim and right to receive any such payment under any Subordinated Debt shall, in all cases, be subordinated as set forth in this Agreement in all respects to the right of the Secured Parties to receive the irrevocable payment in full of the Secured Obligations.

Section 9.08        No Set-Off. No Sponsor Entity shall set off, counterclaim or otherwise reduce any payment obligation of such Sponsor Entity to any other Borrower Entity against any payment which is required to be deferred under the provisions of this Article IX (Subordination) until the Release Date.

Section 9.09        Subordination in Bankruptcy. To the extent permitted by Applicable Law, upon any distribution of assets in connection with any dissolution, winding up, liquidation or reorganization of any Borrower Entity (whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors of any Borrower Entity:

(a)          all Secured Obligations shall be indefeasibly paid and discharged in full before any amount on account of any Subordinated Debt is paid; and

(b)         until the Release Date, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which any Sponsor Entity would be entitled in respect of any Subordinated Debt except for the provisions of this Article IX (Subordination) shall instead be paid by the liquidator or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Collateral Agent. The Collateral Agent shall be entitled to receive and collect on behalf of each Sponsor Entity any and all such payments and distributions and give acquittance therefor, and to file any claim, proof of claim or other similar instrument and take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in its own name or in the name of any Sponsor Entity in respect of the Subordinated Debt as the Collateral Agent may deem necessary or advisable for the enforcement of this Article IX (Subordination); provided, that no provision of this clause (b) shall, or shall be construed to, impose any obligation on the Collateral Agent to take or refrain from taking any action or pursue any claim on behalf of any Sponsor Entity, and each Sponsor Entity hereby waives any claim or cause of action it may otherwise have against any Secured Party as a result of any action taken or not taken by the Collateral Agent to enforce any and all claims in respect of any amount on account of any Subordinated Debt.

Section 9.10        Rights of Subrogation. No Sponsor Entity shall, in respect of any payment or distribution made to the Collateral Agent or any other Secured Party on account of any Subordinated Debt or Equity Contribution, seek to enforce repayment, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to any Sponsor Entity against any other Borrower Entity, whether by way of subrogation, offset, counterclaim or otherwise, whether or not such rights or legal remedy arise in equity or under contract, statute or common law, in respect of such payment or distribution until the Release Date.

Section 9.11       Lien Subordination. All right, title and interest of each Sponsor Entity in, to and under each Permitted Subordinated Loan (including, for the avoidance of doubt, all right, if any, to receive payment of interest or any deferred interest on such Permitted Subordinated Loan) shall be subject to a First Priority Lien in favor of the Collateral Agent pursuant to the terms of the Security Documents.

Section 9.12        No Other Assignment. Except as permitted in accordance with this Agreement, until the Release Date no Sponsor Entity shall, without the prior written consent of the Collateral Agent, assign, transfer, encumber or otherwise dispose of all or part of its interest in any Subordinated Debt to any Person.

Section 9.13         Governing Law. Each Permitted Subordinated Loan shall be governed by the laws of the State of New York.

Section 9.14        No Amendment to Subordinated Debt. Until the Release Date, neither the Borrower nor any Sponsor Entity shall, without the prior written consent of DOE and notice to the Collateral Agent, terminate, amend or grant any waiver in respect of any document or instrument evidencing any Subordinated Debt, other than:

(a)          any non-material, administrative amendments;

(b)          any waivers of payments owed by the Borrower in respect to such Subordinated Debt; or

(c)          any amendments that reduce the principal amount of such Subordinated Debt.

Section 9.15       Amounts Held in Trust. If, prior to the Release Date for any reason whatsoever, any Sponsor Entity receives any payment or distribution contrary to the provisions of this Article IX (Subordination) (for the avoidance of doubt, Restricted Payments made in accordance with Section 9.04 (Restricted Payments) of the Loan Agreement shall not be contrary to the provisions of this Article IX (Subordination)), then such Sponsor Entity shall:

(a)          hold the same in trust for the Secured Parties;

(b)          promptly notify the Collateral Agent in writing of the receipt of such payment or distribution; and

(c)          promptly pay the amount of such payment or distribution to the Collateral Agent or, if the Collateral Agent so elects, to DOE, to hold for the account of the Secured Parties. Any amount so received by the Collateral Agent or any Secured Party shall be applied towards the payment of any amount outstanding under any Financing Document, in accordance with the terms of the Accounts Agreement.

Section 9.16         Assignment and Grant of Security Interest by the Sponsor Entities.

(a)          As security for the payment, in full in cash when due, whether at stated maturity, by acceleration or otherwise of the Secured Obligations, each Sponsor Entity hereby assigns, transfers and sets over to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in, and First Priority Lien in favor of the Collateral Agent on, all of such Sponsor Entity’s right, title and interest in, to and under the following, whether now existing or owned or hereafter acquired or arising (the “Sponsor Entity Security”):

(i)           in respect of any Expropriation Event:

(A)        all rights of such Sponsor Entity to receive any indemnity, warranty, guarantee, liquidated damages or any other payments arising out of or in connection with any Expropriation Event;

(B)          all claims of any Sponsor Entity for damages arising out of or in connection with any Expropriation Event, including, inter alia, claims brought or that may be brought by or on behalf of any Sponsor Entity in respect of its direct or indirect ownership of Equity Interest of the Borrower, whether pursuant to any investment protection treaty or otherwise; and

(C)          all rights of such Sponsor Entity to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action in respect of any Expropriation Event, as well as all the rights, powers and remedies on the part of such Sponsor Entity, whether arising under any contract or by statute or at law or in equity or otherwise, arising out of or in connection with any Expropriation Event; and

(ii)          all rights of any Sponsor Entity with respect to:

(A)          all present and future claims or causes of action of such Sponsor Entity arising out of or for breach of or default under any Financing Document;

(B)         all rights of such Sponsor Entity to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of any Equity Contribution; and

(C)          all rights, powers and remedies on the part of such Sponsor Entity whether arising under any Financing Document, by statute or at law or in equity or otherwise, arising out of any default thereunder;

(iii)          all Subordinated Debt; and

(iv)          all Sponsor Entity Security Proceeds of any and all of the foregoing.

(b)         Each Sponsor Entity agrees that from time to time it shall promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect the assignment and security interests granted or intended to be granted hereby to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to the Sponsor Entity Security.

(c)        Without limiting the generality of the foregoing, each Sponsor Entity shall file, and authorizes the Secured Parties to file, as applicable, such financing or continuation statements, or amendments thereto, and shall execute and deliver such other instruments, endorsements or notices, as may be necessary or as the Collateral Agent or DOE may reasonably request from time to time, in order to perfect, ensure priority and preserve the assignments and security interests granted or purported to be granted hereby. Each Sponsor authorizes (without obligation) the Collateral Agent to file, as appliable, any such documents.

ARTICLE X

MISCELLANEOUS

Section 10.01       Waiver and Amendment.

(a)          No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b)         The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c)        Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by each Sponsor Entity and DOE.

(d)          Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall, to the extent permitted by Applicable Law and at DOE’s discretion, be conditioned upon: (i) payment of any increase to the Credit Subsidy Cost by the Borrower and/or Sponsor on Borrower’s behalf; or (ii) the availability to DOE of funds appropriated by the U.S. Congress to meet any such increase.

Section 10.02      Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Sponsor Entity or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of such Sponsor Entity against and on account of the Sponsor Obligations and liabilities of either such Sponsor Entity to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB, and each subsequent holder of the Note or any portion of the Note shall promptly notify the Sponsor Entities after any such set-off and application made by it; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.03     Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the Funding Agreements.

Section 10.04      Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties hereto shall be provided using the addresses listed in Schedule A (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; (d) if sent by facsimile or telecopy with transmission verified; or (e) if transmitted by electronic mail, to the electronic mail address set forth in Schedule A (Notices). Any party hereto has the right to change its address for notice under this Agreement to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove. Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 10.05     Severability. In case any one (1) or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 10.06      Judgment Currency. Each Sponsor Entity shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due to DOE or FFB hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a Judgment Currency other than the Currency of Denomination and as a result of any variation between:

(a)          the rate of exchange at which amounts in the Currency of Denomination are converted into the Judgment Currency for the purpose of such judgment or order; and

(b)         the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of the Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 10.07       Indemnification.

(a)          In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, each Sponsor Entity shall pay, and shall protect, indemnify and hold harmless each Indemnified Party, on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all Indemnified Liabilities, to which such Indemnified Party may become subject arising out of or relating to any or all of the following:

(i)          the execution or delivery of this Agreement, the Term Sheet, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)          the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith;

(iii)          any Loan or the use or proposed use of the proceeds thereof;

(iv)         any actual or alleged presence or Release of Hazardous Substances, on, under or originating from any property owned, occupied or operated by any Sponsor Entity or any of its Affiliates in connection with the Project, or any environmental liability related in any way to any Sponsor Entity or any of its Affiliates and their respective currently or formerly owned, occupied, or operated properties arising out of or relating to the Project; or

(v)          any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by any Borrower Entity or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such clauses (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 10.07 (Indemnification); provided, that no Sponsor Entity shall have any obligation under this Section 10.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction). Any claims under this Section 10.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.

(b)         All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall: (i) be payable within the later to occur of: (A) fifteen (15) Business Days after the applicable Sponsor Entity receives an invoice for such amounts from any applicable Indemnified Party; and (B) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the applicable Sponsor Entity indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full; and (ii) be immediately due and payable on demand. Each such Indemnified Party shall promptly notify the applicable Sponsor Entity in a timely manner of any such amounts payable by the applicable Sponsor Entity hereunder; provided, that any failure to provide such notice shall not affect such Sponsor Entity’s obligations under this Section 10.07 (Indemnification).

(c)          Each Indemnified Party within ten (10) days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Sponsor Entities on account of the agreements contained in this Section 10.07 (Indemnification), shall notify the applicable Sponsor Entity in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the applicable Sponsor Entity of any such action shall not release such Sponsor Entity from any liability that it may have to such Indemnified Party.

(d)          To the extent that the undertaking in the preceding clauses of this Section 10.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 10.07 (Indemnification)), the Sponsor Entities shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e)        The provisions of this Section 10.07 (Indemnification) shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f)          The applicable Sponsor Entity shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided, that such Indemnified Party shall have the right to retain its own counsel, at such Sponsor Entity’s expense, and such participation by the applicable Sponsor Entity in the defense thereof shall not release any Sponsor Entity of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the applicable Sponsor Entity and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the applicable Sponsor Entity for purposes of this Section 10.07 (Indemnification).

(g)         Upon payment of any Indemnity Claim by the Sponsor Entities pursuant to this Section 10.07 (Indemnification), the Sponsor Entities, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Sponsor Entities cooperate with the Sponsor Entities and give at the request and expense of the Sponsor Entities such further assurances as are necessary or advisable to enable the Sponsor Entities vigorously to pursue such claims.

(h)          Notwithstanding any other provision of this Section 10.07 (Indemnification), the Sponsor Entities shall not be entitled to:

(i)           notice;

(j)           participation in the defense of;

(i)           consent rights with respect to any compromise or settlement; or

(ii)        subrogation rights, in each case, except as otherwise provided for pursuant to this Section 10.07 (Indemnification) with respect to any action, suit or proceeding against any Sponsor Entity.

(iii)        No Indemnified Party shall be obligated to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Sponsor Entities under this Agreement.

Section 10.08      Limitation on Liability. No claim shall be made by any Sponsor Entity or any of its Affiliates against any Secured Party or any of its Affiliates, directors, officers, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and each Sponsor Entity hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.09       Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(b)        No Sponsor Entity may assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, as the case may be.

(c)          Each Sponsor Entity acknowledges and agrees that FFB may assign: (i) any or all of its rights, benefits and obligations under the Financing Documents; and (ii) any or all of its rights and interest in, to and under the Collateral, in each case, in accordance with the provisions of the Funding Agreements and subject to Section 11.09(c) (Successors and Assigns) of the Loan Agreement.

Section 10.10       Further Assurances and Corrective Instruments.

(a)         Each Sponsor Entity shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to:

(i)           cause this Agreement to be properly executed, binding and enforceable in all relevant jurisdictions;

(ii)          perfect and maintain the priority of the Secured Parties’ security interest in all Collateral;

(iii)         enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under this Agreement; and

(iv)         otherwise carry out the purposes of this Agreement.

(b)          Each Sponsor Entity may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its sole discretion.

Section 10.11     Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon insolvency or bankruptcy, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Sponsor Obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.12      Governing Law; Waiver of Jury Trial.

(a)        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b)         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY SPONSOR ENTITY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 10.13       Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, each Sponsor Entity and the Borrower irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of:

(i)            the courts of the United States for the District of Columbia;

(ii)          the courts of the United States in and for the Southern District of New York;

(iii)          any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and

(iv)          appellate courts from any of the foregoing;

(b)          consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees to irrevocably designate and appoint an agent satisfactory to DOE for service of process in New York under this Agreement and any other Financing Document governed by the laws of the State of New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and confirm receipt of, on its behalf, service of process in any such proceeding. Each Sponsor Entity and the Borrower agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. Each Sponsor Entity and the Borrower shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while such Person is obligated under this Agreement;

(d)          agrees that nothing herein shall: (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law; or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue a Sponsor or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one (1) or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Law; and

(e)          agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Sponsor’s obligation.

Section 10.14      Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof; it being understood that upon execution of this Agreement by any Sponsor, Section 3 of the Conditional Commitment Letter shall terminate as to such Sponsor, and be no further force and effect vis-a-vis such Sponsor and DOE.

Section 10.15      Benefits of Agreement. Nothing in this Agreement express or implied, shall give to any Person, other than the parties hereto and their successors and permitted assigns hereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article II (Equity Funding), Article III (Sponsor Guarantees), Article IV (Retention of Equity Interests), Article V (Restricted Payments); Article VI (Representations and Warranties), Article VII (Covenants), Article VIII (Negative Covenants), and Article IX (Subordination), that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and the Note or the Note Purchase Agreement, as between FFB and the Sponsors, the terms of the Note and the Note Purchase Agreement shall govern.

Section 10.16      Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 10.17       Counterparts; Electronic Signatures.

(a)          This Agreement may be executed in one (1) or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement. Each party hereto agrees to deliver a manually executed original promptly following such electronic submission.

(b)        Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature: (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.

Section 10.18       No Partnership; Etc. The Secured Parties and the parties hereto intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or any Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties any Sponsor Entity or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of each any Sponsor Entity or any other Person with respect to the Project or otherwise. All obligations to pay Real Property expenses or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Borrower and/or the Sponsor Entities.

Section 10.19     Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.20      Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of a Sponsor or any other Person or against or in payment of any or all of the Guaranteed Obligations.

Section 10.21       Release Date. Upon the Release Date, this Agreement shall terminate (other than those provisions that expressly survive such termination).

Section 10.22      Rights and Immunities of Secured Parties. DOE will be entitled to all of the rights, protections, immunities and indemnities set forth in the Loan Agreement or the Accounts Agreement with respect to DOE as if specifically set forth herein. Notwithstanding anything to the contrary herein, it is acknowledged and agreed that, in connection with the Collateral Agent’s execution and delivery of this Agreement and the performance of its duties and exercise of its rights hereunder, the Collateral Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Accounts Agreement (in addition to those granted to it under this Agreement and any other Financing Document). Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, unless so instructed by DOE, the Collateral Agent shall have no obligation to exercise any discretionary acts hereunder, and any provisions of this Agreement that authorize or permit the Collateral Agent to approve, consent to, disapprove, request, determine, waive, act or decline to act, in its discretion, shall be subject to the Collateral Agent receiving written direction from DOE to take such action or to exercise such rights pursuant to the Accounts Agreement. This provision is intended solely for the benefit of the Collateral Agent and its successors and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

Signatories

EXECUTED BY IONEER LTD (ACN 098
564 606),
an Australian company,
as Sponsor

in accordance with s 127 of the Corporations
Act 2001 (Cth):

Signature of director	Signature of director/secretary

/s/ Bernard Rowe	/s/ Ian Bucknell
Name: Bernard Rowe	Name: Ian Bucknell
Title: Managing Director & CEO	Title: CFO & Company Secretary

[Signature Page Rhyolite Ridge Sponsor Support Agreement]

IONEER RHYOLITE RIDGE HOLDINGS LLC,
a Delaware limited liability company,
as Intermediate Company

By:	/s/ Chad Yeftich
Name:	Chad Yeftich
Title:	Vice President Corporate Development & External Affairs

[Signature Page Rhyolite Ridge Sponsor Support Agreement]

IONEER RHYOLITE RIDGE MIDCO LLC,
a Delaware limited liability company,
as Direct Parent

By:	/s/ Chad Yeftich
Name:	Chad Yeftich
Title:	Vice President Corporate Development & External Affairs

[Signature Page Rhyolite Ridge Sponsor Support Agreement]

IONEER RHYOLITE RIDGE LLC,
a Delaware limited liability company,
as Borrower

By:	/s/ Chad Yeftich
Name:	Chad Yeftich
Title:	Vice President Corporate Development & External Affairs

[Signature Page Rhyolite Ridge Sponsor Support Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the federal government of the United States of America

By:	/s/ Herman Cortes
Name:	Herman Cortes
Title:	Director

[Signature Page Rhyolite Ridge Sponsor Support Agreement]

CITIBANK, N.A.,
acting through its Agency and Trust business, not in its individual capacity but solely as Collateral Agent

By:	/s/ Marion Zinowski
Name:	Marion Zinowski
Title:	Senior Trust Officer

[Signature Page Rhyolite Ridge Sponsor Support Agreement]

EXHIBIT A

TO RHYOLITE RIDGE SPONSOR SUPPORT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[***]

Exhibit A - 1

EXHIBIT B

TO RHYOLITE RIDGE SPONSOR SUPPORT AGREEMENT

FORM OF LETTER OF CREDIT

[***]

Exhibit B - 1
Sponsor Support Agreement

EXHIBIT C

TO RHYOLITE RIDGE SPONSOR SUPPORT AGREEMENT

FORM OF SPONSOR ACCESSION AGREEMENT

[***]

Exhibit C

SCHEDULE A

TO RHYOLITE RIDGE SPONSOR SUPPORT AGREEMENT

NOTICES

If to the Borrower:

Ioneer Rhyolite Ridge LLC
9460 Double R Boulevard
Suite 200
Reno, Nevada 89521
Attention: Ian Bucknell
Email: [***]
Phone: [***]

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: Eamon Nolan
Email: [***]

If to the Direct Parent:

Ioneer Rhyolite Ridge Midco LLC
9460 Double R Boulevard
Suite 200
Reno, Nevada 89521
Attention: Ian Bucknell
Email: [***]
Phone: [***]

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: Eamon Nolan
Email: [***]

If to the Intermediate Company:

Schedule A - 1

ioneer Rhyolite Ridge Holdings LLC

9460 Double R Boulevard
Suite 200
Reno, Nevada 89521
Attention: Ian Bucknell
Email: [***]
Phone: [***]

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: Eamon Nolan
Email: [***]

If to the ioneer Sponsor:

ioneer Ltd
Suite 16.01
213 Miller Street
North Sydney, NSW 2060
Australia
Attention: Ian Bucknell
Email: [***]
Phone: [***]

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: Eamon Nolan
Email: [***]

If to DOE:

United States Department of Energy
Loan Programs Office
1000 Independence Avenue, SW
Washington, D.C. 20585
Attention: Director, Portfolio Management
Email: [***]
Re: Rhyolite Ridge [***]

Schedule A - 2

with a copy to (which copy shall not constitute notice):

Allen Overy Shearman Sterling US LLP
1101 New York Avenue, NW
Washington, DC 20005
Attention: Sami Mir
Email: [***]

If to the Collateral Agent:

Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention: Agency & Trust, Marion Zinowski, Janice Wong and Tyler Jacobsen
Email: [***]
(with a copy which shall not constitute notice to DOECitiAgent@citi.com)
Phone: [***]

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
Tower 46, 55 West 46th Street
New York, NY 10036-4120
Attention: Elizabeth Taraila
Email: [***]
Phone: [***]
and with a copy to DOE (which copy shall not constitute notice).

Schedule A - 3

SCHEDULE B

TO RHYOLITE RIDGE SPONSOR SUPPORT AGREEMENT

CAPITALIZATION TABLE

Holder of Equity Interests	Equity Interests Held In	Percentage of Equity Interests Held
Publicly Listed on ASX (INR) and Nasdaq (IONR)	ioneer Ltd	83.98%
Centaurus Capital LP	ioneer Ltd	16.02%
ioneer Ltd	ioneer Canada ULC	100%
ioneer Canada ULC	Ioneer Holdings USA Inc.	100%
Ioneer Holdings USA Inc.	Ioneer Holdings Nevada Inc.	38.42%
ioneer Ltd	Ioneer Holdings Nevada Inc.	61.58%
Ioneer Holdings Nevada Inc.	Ioneer Minerals Corporation	100%
Ioneer Holdings Nevada Inc.	Ioneer USA Corporation	100%
Ioneer Minerals Corporation	Ioneer Rhyolite Ridge Holdings LLC	50%
Ioneer USA Corporation	Ioneer Rhyolite Ridge Holdings LLC	50%
Ioneer Rhyolite Ridge Holdings LLC	Ioneer Rhyolite Ridge MidCo LLC	100%
Ioneer Rhyolite Ridge MidCo LLC	Ioneer Rhyolite Ridge LLC	100%

Schedule B - 1

SCHEDULE C

TO RHYOLITE RIDGE SPONSOR SUPPORT AGREEMENT

LOCATION OF BOOKS AND RECORDS

1.            Location of each Sponsor Entity’s books and records:

With respect to ioneer:

Suite 16.01
213 Miller Street
North Sydney, NSW 2060
Australia

With respect to the Intermediate Company:

9460 Double R Boulevard
Suite 200
Reno, Nevada 89521

With respect to the Direct Parent:

9460 Double R Boulevard
Suite 200
Reno, Nevada 89521

2.            Location of each Sponsor Entity’s chief executive offices and chief operating offices:

With respect to ioneer:

Suite 16.01
213 Miller Street
North Sydney, NSW 2060
Australia

With respect to the Intermediate Company:

9460 Double R Boulevard
Suite 200
Reno, Nevada 89521

With respect to the Direct Parent:

9460 Double R Boulevard
Suite 200
Reno, Nevada 89521

Schedule C - 2